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                                                                  Exhibit 10.(a)

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                           LOAN AND SECURITY AGREEMENT


                                     BETWEEN


                             CUMBERLAND FARMS, INC.

                                   AS BORROWER


                                       AND


                    TRANSAMERICA BUSINESS CREDIT CORPORATION

                                    AS LENDER




                            DATED AS OF JUNE 14, 1996


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                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----
                                  ARTICLE I.

                                 DEFINITIONS

SECTION 1.1.   General Definitions...................................  1
SECTION 1.2.   Accounting Terms and Determinations................... 21
SECTION 1.3.   Other Terms; Headings................................. 21

                                 ARTICLE II.

                            THE CREDIT FACILITIES

SECTION 2.1.   The Revolving Credit Loans............................ 21
SECTION 2.2.   The Real Estate Term Loans............................ 23
SECTION 2.3.   Procedure for Borrowing; Notices of Borrowing;
               Notices of Continuation; Notices of Conversion........ 23
SECTION 2.4.   Application of Proceeds............................... 26
SECTION 2.5.   Maximum Amount of the Facility; Mandatory
               Prepayments; Additional Collateral; Optional
               Prepayments........................................... 26
SECTION 2.6.   Maintenance of Loan Account; Statements of
               Account............................................... 28
SECTION 2.7.   Collection of Receivables............................. 28
SECTION 2.8.   Term.................................................. 29
SECTION 2.9.   Payments; Collection.................................. 29
SECTION 2.10.  Letters of Credit..................................... 30

                                 ARTICLE III.

                                   SECURITY

SECTION 3.1.   General............................................... 31
SECTION 3.2.   Termination........................................... 31
SECTION 3.3.   Recourse to Security.................................. 32
SECTION 3.4.   Special Provisions Relating to Inventory.............. 32
SECTION 3.5.   Special Provisions Relating to Receivables............ 34
SECTION 3.6.   Continuation of Liens, Etc............................ 35
SECTION 3.7.   Power of Attorney..................................... 35

                                 ARTICLE IV.

                         INTEREST, FEES AND EXPENSES

SECTION 4.1.   Interest.............................................. 36
SECTION 4.2.   Interest and Fees After Event of Default.............. 36
SECTION 4.3.   Closing Fee........................................... 36
SECTION 4.4.   Minimum Charge........................................ 36
SECTION 4.5.   Unused Line Fee; Collateral Management Fee; Letter
               of Credit Fees........................................ 37
SECTION 4.6.   Early Termination Fee................................. 37
SECTION 4.7.   Calculations.......................................... 38


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                                                                    Page
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SECTION 4.8.   Indemnification in Certain Events..................... 38

                                  ARTICLE V.

                            CONDITIONS OF LENDING

SECTION 5.1.   Conditions to Initial Borrowing or Initial Letter
               of Credit............................................. 39
SECTION 5.2.   Conditions Precedent to Each Loan and Each Letter
               of Credit............................................. 44

                                 ARTICLE VI.

                        REPRESENTATIONS AND WARRANTIES

SECTION 6.1.   Representations and Warranties of the Borrower........ 45

                                 ARTICLE VII.

                          COVENANTS OF THE BORROWER

SECTION 7.1.   Affirmative Covenants................................. 53
SECTION 7.2.   Negative Covenants.................................... 66

                                ARTICLE VIII.

                             FINANCIAL COVENANTS


SECTION 8.1.   Leverage.............................................. 72
SECTION 8.2.   Fixed Charge Coverage Ratio........................... 73
SECTION 8.3.   Capital Expenditures.................................. 73
SECTION 8.4.   Business Plan......................................... 73

                                 ARTICLE IX.

                              EVENTS OF DEFAULT

SECTION 9.1.   Events of Default..................................... 74
SECTION 9.2.   Acceleration and Cash Collateralization............... 76
SECTION 9.3.   Remedies.............................................. 77
SECTION 9.4.   Right of Setoff....................................... 79
SECTION 9.5.   License for Use of Software and Other Intellectual
               Property.............................................. 79
SECTION 9.6.   No Marshalling; Deficiencies; Remedies Cumulative..... 79
SECTION 9.7.   Waivers............................................... 80
SECTION 9.8.   Further Rights of the Lender.......................... 80


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                                                                    Page
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                                  ARTICLE X.

                        ASSIGNMENTS AND PARTICIPATIONS

SECTION 10.1.  Assignments........................................... 81
SECTION 10.2.  Participations........................................ 81
SECTION 10.3.  Disclosure............................................ 81
SECTION 10.4.  Security Interest to Federal Reserve Bank............. 82

                                 ARTICLE XI.

                              GENERAL PROVISIONS

SECTION 11.1.  GOVERNING LAW......................................... 82
SECTION 11.2.  SUBMISSION TO JURISDICTION............................ 82
SECTION 11.3.  SERVICE OF PROCESS.................................... 82
SECTION 11.4.  JURY TRIAL............................................ 83
SECTION 11.5.  LIMITATION OF LIABILITY............................... 83
SECTION 11.6.  Delays; Partial Exercise of Remedies.................. 83
SECTION 11.7.  Notices............................................... 83
SECTION 11.8.  Indemnification; Reimbursement of Expenses of
               Collection............................................ 83
SECTION 11.9.  Amendments and Waivers................................ 85
SECTION 11.10. Counterparts; Telecopied Signatures................... 86
SECTION 11.11. Severability.......................................... 86
SECTION 11.12. Maximum Rate.......................................... 86
SECTION 11.13. Entire Agreement; Successors and Assigns.............. 87


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Schedules
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Schedule 1               -    Initial Mortgaged Properties
Schedule 2               -    Approved Facilities
Schedule 3               -    Real Estate Index
Schedule 3.4(b)          -    List of Inventory Locations
Schedule 4               -    Material Affiliate Exclusions
Schedule 5               -    Non-Family Directors
Schedule 5.1(a)(xxi)     -    Collateral Access Agreements
Schedule 5.1(a)(xxii)    -    Phase I Assessment Properties
Schedule 5.1(a)(xxiii)   -    Appraisal Properties
Schedule 6.1(a)          -    List of Jurisdictions Where Borrower is
                              Qualified to do Business
Schedule 6.1(b)          -    List of Jurisdictions Where Collateral
                              is Located
Schedule 6.1(f)          -    Consents or Authorizations
Schedule 6.1(g)          -    Ownership of Capital Stock
Schedule 6.1(i)          -    Existing Letters of Credit
Schedule 6.1(k)          -    Joint Ventures or Partnerships
Schedule 6.1(l)          -    Corporate and Trade Names
Schedule 6.1(q)          -    Open Tax Returns
Schedule 6.1(r)          -    Pending Litigation, Etc.
Schedule 6.1(u)          -    Investments
Schedule 6.1(x)          -    ERISA Plans
Schedule 6.1(y)          -    Patents, Trademarks, Etc.
Schedule 6.1(z)          -    Labor Matters
Schedule 6.1(aa)         -    Environmental Actions
Schedule 6.1(dd)         -    Material Contracts
Schedule 6.1(gg)         -    Affiliate Transactions
Schedule 7.1(p)          -    Upgrade Timetable for Underground
                              Storage Tanks
Schedule 7.2(a)          -    Existing Indebtedness
Schedule 7.2(g)          -    Loans to Other Parties
Schedule 7.2(h)          -    Existing Liens
Schedule 7.2(q)          -    Sales Practices

Exhibits
- - --------

Exhibit A                -    Revolving Credit Note
Exhibit B                -    Real Estate Term Note
Exhibit C                -    Borrowing Base Certificate
Exhibit D                -    Collateral Access Agreement
Exhibit E                -    Assignment of Leases
Exhibit F                -    Environmental Guaranty and Indemnity
                              Agreement
Exhibit G                -    Concentration Account Agreement
Exhibit H                -    Mortgage
Exhibit I                -    Compliance Certificate
Exhibit J                -    Environmental Reserve Pledge Agreement
Exhibit K                -    Notice of Borrowing
Exhibit L                -    Notice of Continuation
Exhibit M                -    Notice of Conversion
Exhibit N                -    Support Letter

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                           LOAN AND SECURITY AGREEMENT


     THIS LOAN AND SECURITY AGREEMENT is entered into as of June 14, 1996, between CUMBERLAND FARMS, INC., a Delaware corporation having its chief executive office and principal place of business at 777 Dedham Street, Canton, Massachusetts 02021 (the "Borrower"), and TRANSAMERICA BUSINESS CREDIT CORPORATION, a Delaware corporation having its principal office at 9399 West Higgins Road, Suite 600, Rosemont, Illinois 60018 and having an office at 555 Theodore Fremd Avenue, Rye, New York 10580 (the "Lender").


                              W I T N E S S E T H :
                              - - - - - - - - - -

     WHEREAS, the Borrower wishes to obtain a revolving credit facility for general working capital purposes; and

     WHEREAS, upon the terms and subject to the conditions set forth herein, the Lender is willing to make loans and other extensions of credit to the Borrower in an aggregate amount not to exceed $30,000,000;

     NOW, THEREFORE, the Borrower and the Lender hereby agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS
                                   -----------

     SECTION 1.1. GENERAL DEFINITIONS. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

     "ADJUSTED EARNINGS" means, for any period, (i) net income (as that term is determined in accordance with GAAP but adjusted for any change in the Borrower's last-in-first-out reserve) after tax distributions but excluding tax liabilities attributable to fiscal years prior to such period that relate solely to the audit of the Borrower by the Internal Revenue Service pending on the date hereof, PLUS (ii) the amount of depreciation and amortization of fixed and intangible assets deducted in determining such Adjusted Earnings as computed in accordance with GAAP, PLUS (iii) all interest and fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lender) payable by the Borrower during such period whether or not such interest or fees are actually paid, PLUS (iv) cash distributions actually received from Gulf Oil or


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any other joint venture or partnership in which the Borrower has an interest (as permitted by the terms of this Agreement), LESS (v) the amount of all gains realized by the Borrower during such period upon the sale or other disposition of property or assets that are sold or otherwise disposed of outside the ordinary course of business, LESS (vi) amounts representing the equity of the Borrower in the undistributed earnings of Gulf Oil or any other joint venture or partnership in which the Borrower has an interest (as permitted by the terms of this Agreement).

     "ADVANCE" means a Base Rate Advance or a LIBOR Rate Advance.

     "AFFILIATE" means as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director or officer of such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly twenty percent (20%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or twenty percent (20%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

     "AGREEMENT" means this Loan and Security Agreement, as amended, supplemented or otherwise modified from time to time.

     "APPROVED FACILITIES" means the facilities specified on Schedule 2, as amended, supplemented or otherwise modified from time to time and any other facility for which the Lender has received a Collateral Access Agreement within a jurisdiction in which the Lender has taken all acts specified in Section 9.8(a) with respect to all Collateral in such jurisdiction.

     "ASSIGNMENT OF LEASES" means, collectively, each Assignment of Leases and Rents between the Borrower, as assignor, and the Lender, as assignee, substantially in the form of Exhibit E, as amended, supplemented or otherwise modified from time to time.

     "AUDITORS" means a nationally recognized firm of independent public accountants selected by the Borrower and reasonably satisfactory to the Lender.

     "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy," as that title may be amended from time to time, or any successor statute.

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     "BANKRUPTCY COURT" means the United States Bankruptcy Court for the
District of Massachusetts, Western Division.

     "BASE RATE" means the higher of (a) the highest prime, base or equivalent rate of interest announced from time to time by Citibank, N.A., First National Bank of Chicago and Bank of America of Illinois (which may not be the lowest rate of interest charged by such bank) and (b) the published annualized rate for 90-day dealer commercial paper which appears in the "Money Rates" section of THE WALL STREET JOURNAL.

     "BASE RATE ADVANCE" means an Advance that bears interest as provided in
Section 4.1(a) hereof.

     "BENEFIT PLAN" means a "defined benefit plan" as defined in Section 3(35) of ERISA for which the Borrower or any ERISA Affiliate has been an "employer" as defined in Section 3(5) of ERISA within the past six years.

     "BORROWING" means a borrowing consisting of simultaneous Advances of the same Type pursuant to Section 2.3(a).

     "BORROWING BASE CERTIFICATE" has the meaning specified in Section
7.1(k)(v).

     "BUSINESS DAY" means any day other than a Saturday, Sunday, VJ Day or any other day on which commercial banks in New York, New York or Chicago, Illinois are required or permitted by law to close. When used in connection with any LIBOR Rate Advance, a Business Day shall also exclude any day on which commercial banks are not to open for dealings in Dollar deposits in the London interbank market.

     "BUSINESS PLAN" means a business plan, consisting of projected balance sheets and related cash flow statements and income statements and availability forecasts, together with appropriate supporting details and a statement of the underlying assumptions which covers the three-year period commencing October 1, 1995 and which is prepared on a monthly basis for the first year and an annual basis thereafter.

     "CAPITAL EXPENDITURES" means expenditures for any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product service charges, offset items or otherwise and shall include all payments in respect of Capitalized Lease Obligations and leasehold improvements, but shall not include (a) interest, whether or not capitalized, (b) amortization or depreciation with respect to any Capital Expenditure, (c) any Capital Expenditure made, directly or indirectly, out of (i) insurance proceeds or with respect to an insured loss, including, without limitation, self-insurance, without regard to timing of payments, deductibles or coverage limitations or (ii) proceeds of any eminent domain or other governmental taking, or conveyance in lieu thereof and
(d) any acquisition of a going business, whether through merger, consolidation or acquisition and whether of a Person or a division or other operating unit of a Person, so long any such acquisition is permitted pursuant to the terms of this Agreement.

     "CAPITALIZED LEASE OBLIGATIONS" means any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

     "CASH EQUIVALENTS" means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by a U.S. federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $200,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor's Ratings Group or at least P-1 or the equivalent by Moody's Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (i) above and entered into only with commercial banks having the qualifications described in clause
(ii) above or such other financial institutions with a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor's Ratings Group or at least P-1 or the equivalent by Moody's Investors Service, Inc.; (iv) commercial paper, other than commercial paper issued by the Borrower or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor's Ratings Group or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $200,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above; and (vi) other instruments, commercial paper or investments acceptable to the Lender in its sole discretion.

     "CLASS 12 HOLDERS" means the holders of the certificates of indebtedness issued by the Borrower under the Indenture.

     "CLOSING DATE" means the date of execution and delivery of this Agreement.


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     "CODE" has the meaning specified in Section 1.3.

     "COLLATERAL" means Receivables, Inventory, Mortgaged Property and the other collateral specified in this Agreement and the collateral specified in the Security Documents.

     "COLLATERAL ACCESS AGREEMENTS" means any landlord waiver, mortgagee waiver, bailee letter or similar acknowledgment of any warehouseman or processor in possession of Inventory, in each case substantially in the form of Exhibit D.

     "COLLECTIONS" means all cash, funds, checks, notes, instruments and any other form of remittance tendered by account debtors in respect of payment of Receivables.

     "COMMITMENT PERIOD" means the period from the Effective Date to but not including the Expiration Date.

     "COMPLIANCE CERTIFICATE" has the meaning specified in Section 7.1(k)(i).

     "CONCENTRATION ACCOUNT" has the meaning specified in Section 2.7.

     "CONCENTRATION ACCOUNT AGREEMENT" has the meaning specified in Section 2.7.

     "CONCENTRATION ACCOUNT BANK" means Fleet Bank, N.A., a national banking association, or any successor or any other bank acceptable to the Lender to act as such.

     "CONTINGENT OBLIGATION" means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another Person, except endorsements in the ordinary course of business.

     "CONTINUATION" has the meaning specified in Section 2.3(b).

     "CONVERT," "CONVERSION" AND "CONVERTED" each refers to conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(d).

     "CURRENT ASSET BORROWING BASE" means the collective reference to the Receivables Borrowing Base, the Wholesale Inventory Borrowing Base and the Retail Inventory Borrowing Base.

     "DEFAULT" means any of the events specified in Section 9.1, whether or not any of the requirements for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     "DISCLOSURE STATEMENT" means the Borrower's Second Amended and Restated Disclosure Statement With Respect To The

Debtor's Third Amended and Restated Plan of Reorganization dated July 1, 1993.

     "DOLLARS" and the sign "$" means freely transferable lawful currency of the United States.

     "EFFECTIVE DATE" means the date on which all of the conditions specified in
Section 5.1 shall have been satisfied.

     "ELIGIBLE INVENTORY" means only such wholesale and manufacturing inventory located at Approved Facilities (other than (i) baked goods, ice cream and milk and (ii) supplies, ingredients and other raw materials (with the exception of resin) used to produce wholesale and manufacturing inventory) and such retail inventory located at a retail convenience store or gas station owned and operated by the Borrower (other than tobacco goods, beer and wine) which is free from any claim of title or Lien in favor of any Person (other than the Lender) and with respect to which no event has occurred and no condition exists which would substantially impair the Borrower's ability to use or sell such Inventory in the ordinary course of its business and which the Lender, in its discretion, shall deem eligible to serve as collateral for Loans, based on such considerations as the Lender may deem appropriate from time to time and less any such reserves as the Lender, in its discretion, may require. The value of Eligible Inventory shall be computed at the lower of cost (computed on a "first in, first out" basis) or market. Any Inventory of the Borrower that is not in the control or possession of the Borrower and is covered by a warehouse receipt, a bill of lading or other document of title shall in no event be Eligible Inventory unless such warehouse receipt, bill of lading or document of title is in the name of or held by the Lender. The Lender may treat any Inventory as ineligible if (a) (i) it is not located on property owned by the Borrower; or
(ii) it is not (A) located on property leased by the Borrower or in a contract warehouse or (B) in the possession of a consignee of the Borrower, in each case subject to a Collateral Access Agreement executed by the lessor, contract warehouseman or consignee, as the case may be, and it is not segregated or otherwise separately identifiable from goods of others stored on the premises; or (b) it is not subject to a valid and perfected first priority (subject to Permitted Liens) Lien of the Lender.

     "ELIGIBLE RECEIVABLES" means and includes only those unpaid Receivables, without duplication, which (i) arise out of a bona fide sale of goods of the kind ordinarily sold by the Borrower in the ordinary course of its business and are evidenced by an invoice, (ii) are made to a Person competent to contract therefor who is not an Affiliate of the Borrower and is not controlled by an Affiliate of the Borrower, (iii) are not in dispute, (iv) are not subject to renegotiation or redating, (v) are free and clear of any Lien in favor of any Person other than the Lender, (vi) mature as stated in the invoice or other supporting data covering such sale, and (vii) are not subject to any deduction, offset, counterclaim, claim of payment or similar condition of which the Borrower or the Lender is aware. No Receivable of the Borrower shall be an Eligible Receivable if, in the case of Wholesale Receivables, it is more than ninety days past the date of the original invoice or, in the case of Petroleum Receivables, it is more than thirty days past the date of the original invoice. The Lender may treat any Receivable as ineligible if:

          (a) any warranty contained in this Agreement or in any other Loan Document with respect to such Receivable or in any assignment or statement of warranties or representations relating to such Receivable delivered by the Borrower to the Lender has been breached or is untrue in any material respect; or

          (b) the account debtor or any Affiliate of the account debtor has disputed liability, or made any claim with respect to any other Receivable due from such account debtor or Affiliate to the Borrower; or

          (c) the account debtor or any of its assets or any Affiliate of the account debtor is the subject of an Insolvency Event or, in the discretion of the Lender, likely to become the subject of an Insolvency Event, unless the payment of such Receivable is supported by a letter of credit or bankers acceptance issued by a financial institution acceptable to the Lender, but only to the extent of the available amount of such letter of credit or bankers acceptance; or

          (d) the account debtor or any Affiliate of the account debtor has called a meeting of its creditors to obtain any general financial accommodation, unless the payment of such Receivable is supported by a letter of credit or bankers acceptance issued by a financial institution acceptable to the Lender, but only to the extent of the available amount of such letter of credit or bankers acceptance; or

          (e) the account debtor is also a supplier to or creditor of the Borrower, but only to the extent of the obligation owed by the Borrower to such supplier or creditor; or

          (f) the sale is to an account debtor outside the United States, unless the sale is on letter of credit, acceptance or other terms acceptable to the Lender; or

          (g) fifty percent (50%) or more of the accounts of the account debtor and its Affiliates to the Borrower (other than rent under leases in bona fide dispute) are unpaid more than (x) ninety days past the date of the applicable invoice in the case of Wholesale

     Receivables and (y) thirty days past the date of the applicable invoice in the case of Petroleum Receivables, unless, in each case, payment of such Receivable is supported by a letter of credit or bankers acceptance issued by a financial institution acceptable to the Lender, but only to the extent of the available amount of such letter of credit or bankers acceptance; or

          (h) the account debtor is the United States of America or any department, agency or instrumentality thereof, and, such Receivable, when added to all other similar Receivables of the Borrower, exceeds $500,000, unless the Borrower assigns its right to payment of such Receivable to the Lender as collateral hereunder in full compliance with (including, without limitation, the filing of a written notice of the assignment and a copy of the assignment with, and receipt of acknowledgment thereof by, the appropriate contracting and disbursing offices pursuant to) the Assignment of Claims Act of 1940, as amended (31 U.S.C.[Section] 203); or

          (i) the Lender believes, in its discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the account debtor's inability or unwillingness to pay.

     "ENVIRONMENTAL GUARANTY AND INDEMNITY AGREEMENT" means the Environmental Guaranty and Indemnity Agreement made by the Borrower in favor of the Lender substantially in the form of Exhibit F, as amended, supplemented or otherwise modified from time to time.

     "ENVIRONMENTAL LAWS" means all federal, state and local statutes, laws (including common or case law), rulings, regulations or governmental, administrative or judicial policies, directives, orders or interpretations applicable to the business or property of the Borrower relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

     "ENVIRONMENTAL RESERVE PLEDGE AGREEMENT" means the Environmental Reserve Pledge Agreement among the Borrower, the Concentration Account Bank and the Lender, substantially in the form of Exhibit K, as amended, supplemented or otherwise modified from time to time.

     "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C.[Section][Section] 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.

     "ERISA AFFILIATE" means any entity required to be aggregated with the Borrower under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

     "EVENT OF DEFAULT" means the occurrence of any of the events specified in
Section 9.1.

     "EXCESS AVAILABILITY" means, as of the date of determination thereof, the aggregate amount of Loans the Borrower would be permitted to have outstanding, based on the formulas and the other provisions set forth in this Agreement, which exceeds the aggregate amount of Loans then outstanding.

     "EXCESS CASH FLOW" means, with respect to the Borrower for any applicable fiscal period, Adjusted Earnings for such period, LESS (i) all Net Capital Expenditures paid or payable in cash during such period, LESS (ii) principal payments on all Indebtedness paid or payable during such period other than principal payments made by the Borrower during its fiscal year ending September 30, 1996 on Indebtedness paid or payable under the Indenture or the IBJTC Loan Facility or to Chevron U.S.A., Inc., LESS (iii) all interest and fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lender) payable by the Borrower during such period whether or not such interest or fees are actually paid.

     "EXISTING INDEBTEDNESS" means the Indebtedness of the Borrower existing on the date of the initial Loan hereunder as specified in Schedule 7.2(a).

     "EXISTING LETTERS OF CREDIT" means all letters of credit issued for the account of Conven-Petro Insurance Company that are outstanding prior to the Effective Date, which Existing Letters of Credit are set forth on Schedule 6.1(i).

     "EXPIRATION DATE" means the earlier of (a) December 30, 1998, unless this Agreement is extended in accordance with Section 2.8, in which case it shall mean the first anniversary of the date on which this Agreement would otherwise terminate and (b) the date of termination of the Lender's obligations to make Loans pursuant to the terms hereof.

     "FAIR MARKET VALUE" means the most recent fair market value of a Mortgaged Property or a Qualified Property as determined by the Lender's appraiser and, in the case of a Mortgaged Property, as such value may be adjusted in accordance with the terms of Section 2.1(e).

     "FINANCIAL COVENANTS" means those covenants set forth in Article VIII.

     "FINANCIAL STATEMENTS" means the balance sheets, income statements, statements of cash flow, and statements of changes in shareholder's equity of the Borrower for the period specified, prepared in accordance with GAAP and consistent with prior practices.

     "FIXED CHARGE COVERAGE RATIO" means (without duplication), with respect to the Borrower, as of the date of determination thereof, the ratio of (X) (i) Adjusted Earnings of the Borrower for such period, LESS (ii) all Net Capital Expenditures paid or payable by the Borrower during such period, to (Y) (i) principal amounts of all Indebtedness (other than payments of principal on the Revolving Credit Loans and, for each of the first five periods specified in
Section 8.2, $3,000,000 of repayments of other Indebtedness) paid or payable by such Person in such period, whether or not such payments are actually made, PLUS
(ii) all interest and fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lender) payable by the Borrower during such period whether or not such interest or fees are actually paid, PLUS (iii) all loans and Investments by the Borrower to any Person made during such period.

     "FNBB" has the meaning specified in Section 7.1(v).

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

     "GOVERNING DOCUMENTS" means the certificate of incorporation and by-laws of the Borrower.

     "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

     "GULF OIL" means Gulf Oil L.P., a Delaware limited partnership.

     "GULF OIL DEMAND LOANS" has the meaning specified in Section 7.2(g)(iv).

     "GULF PARTNERSHIP AGREEMENT" means the Second Amended and Restated Limited Partnership Agreement of Catamount Petroleum Limited Partnership (now known as Gulf Oil Limited Partnership), dated as of December 29, 1993, as amended, supplemented or otherwise modified from time to time.

     "HAZARDOUS MATERIALS" means any and all pollutants and contaminants and any and all toxic, caustic, radioactive or hazardous materials, substances or wastes that are regulated under any Environmental Laws.

     "IBJTC LOAN FACILITY" means the Amended and Restated Credit Agreement, dated as of December 29, 1993, between The Industrial Bank of Japan Trust Company and the Borrower, and all other agreements, documents and instruments executed and delivered by the Borrower in connection therewith, each as amended, supplemented or otherwise modified from time to time.

     "INDEBTEDNESS" means, with respect to any Person, as of the date of determination thereof (without duplication), (i) all obligations of such Person to borrow money or for borrowed money of any kind or nature, including funded and unfunded debt, and hedging or swap agreements or arrangements therefor and regardless of whether the same is evidenced by any note, debenture, bond or other instrument, (ii) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable under normal trade terms and which arise in the ordinary course of business), (iii) all obligations of such Person to acquire or for the acquisition or use of any fixed asset, including Capitalized Lease Obligations (other than, in any such case, any portion thereof representing interest or deemed interest or payments in respect of taxes, insurance, maintenance or service), or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same are payable, (iv) the then outstanding amount of withdrawal or termination liability incurred under ERISA, (v) all Indebtedness of others secured by a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, PROVIDED that for the purpose of determining the amount of Indebtedness of the type described in this clause (v), if recourse with respect to such Indebtedness is limited to the assets of such Person, then the amount of Indebtedness shall be limited to the fair market value of such assets, (vi) all Indebtedness of others to the extent guaranteed by such Person and (vii) all obligations of such Person in respect of letters of credit, bankers acceptances or similar instruments issued or accepted by banks or other financial institutions for the account of such Person.

     "INDENTURE" means the Indenture dated as of December 29, 1993 between the Borrower and Fleet National Bank (formerly known as Shawmut Bank, N.A.), as Trustee, as amended, supplemented or otherwise modified from time to time.

     "INSOLVENCY EVENT" means, with respect to any Person, the occurrence of any of the following: (a) such Person shall be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (b) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (c) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (d) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law or take any corporate or similar act in furtherance thereof, or (e) such Person, or a substantial portion of its property, assets or business shall become the subject of an involuntary proceeding or petition for its dissolution, reorganization, or the appointment of a receiver, trustee, custodian or liquidator or shall become subject to any writ, judgment, warrant of attachment, execution or similar process.

     "INTEREST INCREMENT" means (a) with respect to Base Rate Advances, 1.00% PER ANNUM and (b) with respect to LIBOR Rate Advances, 3.00% PER ANNUM.

     "INTEREST PERIOD" means the period commencing on the date of a LIBOR Rate Advance and ending on the 89th day thereafter; PROVIDED, HOWEVER, that (i) the Borrower may not select any Interest Period that ends after the Expiration Date; and (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, EXCEPT that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day.

     "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, any amendments thereto, any successor statute and any regulations and guidelines promulgated thereunder.

     "INTERNAL REVENUE SERVICE" or "IRS" means the United States Internal Revenue Service and any successor agency.

     "INVENTORY" means, as of the date of determination thereof, all present and future goods intended for sale, lease or other disposition by the Borrower, including, without limitation, all raw materials, work in process, finished goods and other retail inventory, goods in the possession of outside processors or other third parties, goods consigned to the Borrower to the extent of its interest therein as consignee, materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any such goods, all documents of title or documents representing the same and all records, files and writings with respect thereto.

     "INVESTMENT" in any Person means, as of the date of determination thereof, any payment or contribution, or commitment to make a payment or contribution, by any Person including, without limitation, property contributed or committed to be contributed by any Person, on its account for or in connection with its acquisition of any stock, bonds, notes, debentures, partnership or other ownership interest or any other security of the Person in whom such Investment is made or any evidence of indebtedness by reason of a loan, advance, extension of credit, guaranty or other similar obligation of any debt, liability or indebtedness of such Person in whom the Investment is made. In determining the aggregate amount of Investments outstanding at any particular time, (i) a guaranty shall be valued at not less than the principal amount outstanding of the guaranteed obligation; (ii) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (iii) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (iv) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.

     "LETTER OF CREDIT AGREEMENT" means the collective reference to any and all agreements from time to time entered into by the Lender and a bank or financial institution (each, an "issuing bank") pursuant to which the Lender causes such issuing bank to issue Letters of Credit for the account or benefit of the Borrower in accordance with the terms of this Agreement.

     "LETTERS OF CREDIT" means all letters of credit issued for the account or benefit of the Borrower pursuant to Article II of this Agreement and all amendments, renewals, extensions or replacements thereof.

     "LIABILITIES" of a Person as of the date of determination thereof means the liabilities of such Person on such date as determined in accordance with GAAP. Liabilities to Affiliates of such Person shall be treated as Liabilities except where eliminated by consolidation in financial statements prepared in accordance with GAAP or as otherwise provided herein.

     "LIBOR RATE" means, with respect to each Interest Period, the rate PER ANNUM equal to the 90 day LIBOR that appears in THE WALL STREET JOURNAL on the first day of such Interest Period; PROVIDED, HOWEVER, that if THE WALL STREET JOURNAL no longer publishes the 90 day LIBOR, reference shall be made to the Reuters Screen ISDA Page for the 90 day LIBOR.

     "LIBOR RATE ADVANCE" means an Advance that bears interest as provided in
Section 4.1(b) hereof.

     "LIEN" means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

     "LOAN ACCOUNT" has the meaning specified in Section 2.6.

     "LOAN DOCUMENTS" means this Agreement and all documents and instruments to be delivered by the Borrower or any of its Affiliates under or in connection with this Agreement, as each of the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, the Notes, the Mortgages, each Assignment of Leases, the Environmental Guaranty and Indemnity, the Environmental Reserve Pledge Agreement, any subordination agreement covering Indebtedness permitted under Section 7.2(a)(vii), the Letter of Credit Agreement, the Concentration Account Agreement, the Collateral Access Agreements and the Support Agreements.

     "LOANS" means the loans and financial accommodations made by the Lender hereunder or under any Letter of Credit or Letter of Credit Agreement including, without limitation, the Real Estate Term Loans and the Revolving Credit Loans.

     "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower, (ii) the impairment of the Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of the Lender to enforce the Obligations or realize upon the Collateral or (iii) a material adverse effect on the value of the Collateral or the amount which the Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral.

     "MATERIAL AFFILIATE" means Gulf Oil and each other Affiliate of the Borrower that at any time has assets with a value in excess of $10,000,000 other than the Affiliates of the Borrower specified in Schedule 4 hereto.

     "MATERIAL CONTRACT" means the S Corporation Agreement and any other contract or other arrangement to which the Borrower is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

     "MAXIMUM AMOUNT OF THE FACILITY" means Thirty Million Dollars ($30,000,000), as such amount may be reduced in accordance with Sections 2.2(e) and 2.5(c)(i).

     "MORTGAGE" means the Amended and Restated Mortgage made by the Borrower for the benefit of the Lender, substantially in the form of Exhibit H, relating to each of the Mortgaged Properties, as amended, supplemented or otherwise modified from time to time.

     "MORTGAGED PROPERTIES" means the real property described on Schedule 1, as such Schedule may be modified in accordance with the terms of Section 7.2(e), and all other real property on which the Lender from time to time receives a Mortgage under this Agreement and the other Loan Documents.

     "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which the Borrower may incur any liability.

     "NET CAPITAL EXPENDITURES" means, for any period, (i) all Capital Expenditures (other than Capitalized Lease Obligations), LESS (ii) all proceeds from sales or other dispositions of property or assets that are sold or otherwise disposed of outside the ordinary course of business.

     "NON-FAMILY DIRECTORS" means, collectively, each of the persons specified in Schedule 5 hereto and his or her direct or indirect successor who has been selected in accordance with the procedures described in Section 6.1(h)(9) of the Reorganization Plan which are hereby incorporated by reference as if fully set forth herein to the extent applicable.

     "NOTES" means the Real Estate Term Note and the Revolving Credit Note.

     "OBLIGATIONS" means and includes all loans (including the Loans), advances (including the Advances), debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents or any other agreement executed in connection herewith or therewith, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit (including, without limitation, the Letters of Credit), loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, now due or hereafter arising and however acquired. The term includes, without limitation, all interest (including interest accruing on or after an Insolvency Event, whether or not an allowed claim), charges, expenses, commitment, facility, closing and collateral management fees, letter of credit fees, attorneys' fees, and any other sum properly chargeable to the Borrower under this Agreement, the

Notes, the other Loan Documents or any other agreement executed in connection herewith or therewith.

     "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

     "PERMITTED LIENS" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and be continuing: (i) Liens for taxes, assessments and other governmental charges or levies or the claims or demands of landlords, carriers, warehousemen, mechanics, laborers, materialmen and other like Persons arising by operation of law in the ordinary course of business for sums which are not yet due and payable, or Liens the enforcement of which are being contested in good faith by appropriate proceedings diligently conducted, (ii) Liens for prepetition taxes being paid in accordance with the Reorganization Plan, (iii) deposits or pledges (but nothing in this clause (iii) shall permit the creation of Liens on Receivables or Inventory) to secure the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds, bid or performance bonds, or other obligations of a like nature incurred in the ordinary course of business,
(iv) inchoate Liens arising by operation of law out of the sale of Inventory in the ordinary course of business for sums which are not yet due and payable or the enforcement of which are being contested in good faith by appropriate proceedings diligently conducted, (v) zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of the Property which do not materially impair either the use of the Property in the operation of the business of the Borrower or the value of the Property, (vi) inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of employee benefit plans from time to time in effect, (vii) rights of general application reserved to or vested in any municipality or other governmental, statutory or public authority to control or regulate the Property, or to use the Property in a manner which does not materially impair the use of the Property for the purposes for which it is held by the Borrower and (viii) state and municipal Liens for personal property taxes where no enforcement or execution proceedings have been taken in respect thereof, provided that the same do not exceed $750,000 in the aggregate at any time.

     "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) a court or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

     "PETROLEUM RECEIVABLES" means (i) Receivables that arise out of the sale of gasoline and related petroleum products and (ii) rents under leases of real property by the Borrower, as lessor, to gasoline station operators.

     "PLAN" means any employee benefit plan, program or arrangement maintained or contributed to by the Borrower or with respect to which it may incur liability.

     "PROHIBITED TRANSACTION" has the meaning specified in Section 6.1(y)(v).

     "PROPERTY" or "THE PROPERTY" means and includes the real property owned, leased or controlled by the Borrower.

     "PURCHASE MONEY LIENS" has the meaning specified in Section 7.2(a)(v).

     "QUALIFICATION" or "QUALIFIED" means, with respect to any report of independent public accountants covering Financial Statements, a material qualification to such report (i) resulting from a limitation on the scope of examination of such Financial Statements or the underlying data, (ii) as to the capability of the Borrower to continue operations as a going concern or (iii) which could be eliminated by changes in Financial Statements or notes thereto covered by such report (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would result in a Default or an Event of Default.

     "QUALIFIED PROPERTY" means real property being used in the operation of the Borrower and anticipated to be so used that is (a) owned with good and clear record and marketable fee simple title by the Borrower at the time it is proposed to be used, (b) free of any Hazardous Materials except for those which can be remediated through remedial actions costing no more than the lesser of
(x) 10% of the Fair Market Value of such property or (y) $100,000 (as established by a report of an independent environmental remediation firm approved by the Lender) and is in the process of being, or is scheduled to be, remediated in connection with the Borrower's ongoing remedial programs before the Expiration Date, and (c) located within one of the states where another Mortgaged Property is located.

     "REAL ESTATE BORROWING BASE" has the meaning specified in Section 2.1(a).

     "REAL ESTATE INDEX" has the meaning specified in Schedule 3 hereto.

     "REAL ESTATE TERM LOANS" means the terms loans made under Section 2.2(a) and the term loans deemed made under Sections 2.2(b) and 2.10(c).

     "REAL ESTATE TERM NOTE" has the meaning specified in Section 2.2(d).

     "RECEIVABLES" means all present and future accounts, contract rights, promissory notes, chattel paper, documents, tax refunds, rights to receive tax refunds, bonds, certificates, insurance policies, insurance proceeds, patents, patent applications, copyrights (registered and unregistered), royalties, licenses, permits, franchise rights, authorizations, customer lists, rights of indemnification, contribution and subrogation, leases, drafts, computer tapes, programs, discs and software, trade secrets, computer service contracts, trademarks, trade names, service marks and names, logos, goodwill, deposits, causes of action, choses in action, judgments, designs, blueprints, plans, know-how, all other general intangibles, claims against third parties of every kind or nature, investment securities, notes, drafts, acceptances, letters of credit and rights to receive proceeds of letters of credit, instruments and deposit accounts, book accounts, credits and reserves and all forms of obligations whatsoever owing, together with all instruments, all documents of title representing any of the foregoing (including, without limitation, all Gulf Oil Demand Loans and any instrument or note evidencing the obligations of Gulf Oil in respect of such Loans), and all leasehold rights in any merchandise or goods which any of the same may represent, all books, ledgers, files and records with respect to any Collateral or security given by the Borrower to the Lender together with all right, title, security and guaranties with respect to each Receivable, including any right of stoppage in transit, PROVIDED that the term "Receivables" shall exclude the "Cumberland" and "Gulf" trademarks, trade names, logos and service marks and names.

     "RECEIVABLES BORROWING BASE" has the meaning specified in Section 2.1(a).

     "REORGANIZATION PLAN" means the Third Amended and Restated Plan of Reorganization of the Borrower dated July 1, 1993, as modified by the Omnibus Amended and Restated Modification dated as of October 15, 1993 and as further modified by the Borrower's Motion for Order Substituting Attached "Appendix C" for Appendix C to the Omnibus Modification dated October 29, 1993, and the Order of the Bankruptcy Court, dated November 19, 1993, approving said motion, which Plan of Reorganization was confirmed by the Bankruptcy Court on October 22, 1993.

     "REPORTABLE EVENT" means any of the events described in Section 4043 of ERISA and the regulations thereunder, other than a reportable event for which the 30-day notice requirement to the PBGC has been waived.

     "REQUIREMENT OF LAW" means (a) the Governing Documents, (b) any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority or (c) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval binding on the Borrower or any of its property.

     "RESPONSIBLE OFFICER" means the President, Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer of the Borrower.

     "RETAIL INVENTORY BORROWING BASE" has the meaning specified in Section 2.1(a).

     "RETAIL INVENTORY SUBLIMIT" means Eight Million Dollars ($8,000,000), as such amount may be reduced in accordance with Section 2.5(c)(iii).

     "RETIREE HEALTH PLAN" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to persons after termination of employment, other than as required by Section 601 of ERISA.

     "REVOLVING CREDIT LOANS" has the meaning specified in Section 2.1(a).

     "REVOLVING CREDIT NOTE" has the meaning specified in Section 2.1(c).

     "S CORPORATION AGREEMENT" means the agreement, dated September 14, 1984, among the Borrower and its shareholders, as supplemented by Supplement No. 1 thereto, dated September 10, 1993, among the Borrower and its shareholders, and as further amended, supplemented or otherwise modified from time to time.

     "SECURITY DOCUMENTS" means the Mortgages, the Concentration Account Agreements, the Environmental Reserve Pledge Agreement and any other agreement delivered in connection herewith which purports to grant a Lien in favor of the Lender to secure the Obligations.

     "SOLVENT" means when used with respect to any Person that as of the date as to which such Person's solvency is to be measured:

          (a) the fair saleable value of its assets is in excess of the total amount of its liabilities (including contingent liabilities as valued in accordance with applicable law) as they become absolute and matured;

          (b) it has sufficient capital to conduct its business; and

          (c) it is able to meet its debts as they mature.

     "SUBSIDIARY" means, as to any Person, a corporation or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or appoint other managers of such corporation or other entity.

     "SUPPORT LETTERS" means the letter agreements executed respectively by Lily
H. Bentas, Harry Brenner, Arthur Koumantzelis and Donald Holt and referred to in
Section 5.1(a)(vi), substantially in the form of Exhibit P, as amended, supplemented or otherwise modified from time to time.

     "TANGIBLE NET WORTH" means, with respect to any Person, as of the date of determination thereof, (i) total assets determined in accordance with GAAP and on a first-in-first-out basis (excluding therefrom intangible assets, net operating loss carryforwards, organizational expenses, patents, trademarks, copyrights, goodwill, covenants not to compete, research and development costs that are capitalized, training costs, treasury stock and all unamortized debt discount and deferred charges), LESS (ii) total Liabilities, LESS (iii) the difference, if positive, between (A) the amount of all obligations due to such Person from its Affiliates and (B) the amount of all obligations owed by such Person to its Affiliates.

     "TERMINATION EVENT" means (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA); (iii) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA); (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that is reasonably likely to result in termination of a Multiemployer Plan pursuant to
Section 4041A of ERISA; or (vi) the partial or complete withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

     "TYPE" means a Base Rate Advance or a LIBOR Rate Advance.

     "WHOLESALE INVENTORY BORROWING BASE" has the meaning specified in Section 2.1(a).

     "WHOLESALE RECEIVABLES" means Receivables that arise out of the sale of goods on a wholesale basis.

     SECTION 1.2. ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to the Lender on or before the Closing Date. All accounting determinations for purposes of determining compliance with Article VIII shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to the Lender on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited Financial Statements delivered to the Lender on or before the Closing Date, the Compliance Certificates required to be delivered pursuant to Section
7.1 shall include calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the Financial Covenants based upon GAAP as in effect on the Closing Date.

     SECTION 1.3. OTHER TERMS; HEADINGS. Unless otherwise defined herein, terms used herein that are defined in the Uniform Commercial Code, from time to time, in effect in the State of New York (the "CODE") shall have the meanings given in the Code. Each of the words "hereof," "herein," and "hereunder" refer to this Agreement as a whole. An Event of Default shall "continue" or be "continuing" unless and until such Event of Default has been waived in accordance with
Section 12.9 hereof. References to Articles, Sections, Annexes, Schedules, and Exhibits are internal references to this Agreement, and to its attachments, unless otherwise specified. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement.


                                 ARTICLE II.

                            THE CREDIT FACILITIES
                            ---------------------

     SECTION 2.1. The Revolving Credit Loans.
                  --------------------------

     (a) The Lender, subject to Section 2.5 and the other terms and conditions of this Agreement, agrees to make revolving credit loans (the "Revolving Credit Loans"), from time to time during the Commitment Period at the Borrower's request to the Lender, in an aggregate principal amount at any one time outstanding not to exceed an aggregate amount equal to (i) up to 85% of the Borrower's Eligible Receivables (the "Receivables Borrowing Base"), PLUS (ii) up to 65% of the Borrower's Eligible Inventory located at the Approved Facilities (the "Wholesale Inventory Borrowing Base"), PLUS (iii) up to the lesser of the Retail Inventory Sublimit and 20% of the Borrower's Eligible

Inventory located at the retail convenience stores owned and operated by the Borrower (the "Retail Inventory Borrowing Base"), PLUS (iv) the lesser of $15,000,000 and 40% of the Fair Market Value of the Mortgaged Properties in the aggregate (as such amount shall be reduced in accordance with Sections 2.2(e) and 2.5(c), the "Real Estate Borrowing Base"), all of the foregoing less such reserves as the Lender, in its sole and reasonable discretion, shall deem proper; PROVIDED, HOWEVER, that in no event shall the aggregate amount of Revolving Credit Loans outstanding at any time in respect of Eligible Inventory exceed $14,000,000.

     (b) The Lender, at any time in the exercise of its sole and absolute discretion, may (i) establish and increase or decrease reserves against Eligible Receivables and Eligible Inventory (including, without limitation, reserves in respect of dealer deposits), (ii) reduce the advance rates against Eligible Receivables and Eligible Inventory, or restore such advance rates to any level equal to or below the advance rates in effect as of the date of this Agreement, and (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of Eligible Receivables and Eligible Inventory.

     (c) The Revolving Credit Loans made by the Lender shall be evidenced by a promissory note payable to the order of the Lender, substantially in the form of Exhibit A (as amended, supplemented or otherwise modified from time to time, the "Revolving Credit Note"), executed by the Borrower and delivered to the Lender on the Effective Date. The Revolving Credit Note shall be in a stated maximum principal amount equal to $30,000,000.

     (d) The Revolving Credit Loans shall be payable in full, with all interest accrued thereon, on the Expiration Date. The Borrower may borrow, repay and reborrow Revolving Credit Loans, in whole or in part, in accordance with the terms hereof.

     (e) Upon the occurrence and during the continuance of a decline of more than 25% in "Present Value" of the Mortgaged Properties as determined in accordance with the Real Estate Index, the Lender may redetermine the fair market value of the Mortgage Properties and, in connection therewith, the Real Estate Borrowing Base shall be readjusted.

     SECTION 2.2. The Real Estate Term Loans.
                  --------------------------

     (a) The Lender, subject to Section 2.5 and the other terms and conditions of this Agreement, agrees to make term loans to the Borrower from time to time during the Commitment Period.

     (b) If, at any time and from time to time, the outstanding principal amount of the Revolving Credit Loans exceeds the Current Asset Borrowing Base, the amount of such excess, if not prepaid in accordance with Section 2.5(b)(i), shall, subject to
Section 2.2(c), be converted from a Revolving Credit Loan into a Real Estate Term Loan and, if so converted, the outstanding principal amount of the Revolving Credit Loans shall be deemed to be reduced by an amount equal to such excess.

     (c) The maximum amount of the aggregate of the principal amount of all Real Estate Term Loans outstanding and all amounts reserved under Section 2.10(b)(i) and (ii) shall in no event exceed the Real Estate Borrowing Base.

     (d) The Real Estate Term Loans (whether made by the Lender pursuant to
Section 2.2(a) or deemed made by the Lender pursuant to Section 2.2(b) or 2.10(c)(i)) shall consist only of Base Rate Advances and shall be evidenced by a promissory note payable to the order of the Lender, substantially in the form of Exhibit B (as amended, supplemented or otherwise modified from time to time, the "Real Estate Term Note"), executed by the Borrower and delivered to the Lender on the Effective Date. The Term Note shall be in a stated maximum principal amount equal to $15,000,000.

     (e) The principal amount of each Real Estate Term Loan (whether made by the Lender pursuant to Section 2.2(a) or deemed made by the Lender pursuant to
Section 2.2(b) or 2.10(c)(i)) shall be payable in 84 equal monthly installments, which shall be payable on the first Business Day of each month, commencing with the month immediately following the date on which such Real Estate Term Loan was made or deemed to have been made, PROVIDED that the entire outstanding principal amount of each Real Estate Term Loan, together with all accrued and unpaid interest thereon, shall become due and payable on the Expiration Date. Amounts repaid or prepaid on account of the Real Estate Term Loans may not be reborrowed and shall permanently reduce the Real Estate Borrowing Base and the Maximum Amount of the Facility.

     SECTION 2.3. PROCEDURE FOR BORROWING; NOTICES OF BORROWING; NOTICES OF CONTINUATION; NOTICES OF CONVERSION.

     (a) Each Borrowing shall be made on notice, given not later than 12:00 Noon (Chicago time) on the third Business Day prior to the date of the proposed Borrowing in the case of a LIBOR Rate Advance, and on the Business Day prior to the date of the proposed Borrowing in the case of a Base Rate Advance, by the Borrower to the Lender. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telecopier, confirmed immediately in writing, in substantially the form of Exhibit K, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advance comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) whether such Borrowing is a Revolving Credit Loan or a Real Estate Term Loan.

     (b) With respect to any Borrowing consisting of a LIBOR Rate Advance, the Borrower may, subject to the provisions of Section 2.3(d) and so long as all the conditions set forth in Article V have been fulfilled, elect to maintain such Borrowing or any portion thereof as consisting of a LIBOR Rate Advance by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period (a "Continuation") shall be made by notice given not later than 12:00 Noon (Chicago time) on the third Business Day prior to the date of any such Continuation by the Borrower to the Lender. Such notice by the Borrower of a Continuation (a "Notice of Continuation") shall be by telephone or telecopier, confirmed immediately in writing if by telephone, in substantially the form of Exhibit L, specifying the requested (i) date of such Continuation and (ii) aggregate amount of the Advance subject to such Continuation which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Unless, on or before 12:00 Noon (Chicago time) of the third Business Day prior to the expiration of an Interest Period, the Lender shall have received a Notice of Continuation from the Borrower for the entire Borrowing consisting of the LIBOR Rate Advance outstanding during such Interest Period, any amount of such Advance comprising such Borrowing remaining outstanding at the end of such Interest Period (or any unpaid portion of such Advance not covered by a timely Notice of Continuation) shall, upon the expiration of such Interest Period, be a Base Rate Advance

     (c) The Borrower may on any Business Day upon notice (each such notice, a "Notice of Conversion") given to the Lender, and subject to the provisions of
Section 2.3(d), Convert the entire amount of or a portion of all Loans of one Type comprising the same Borrowing into Loans of another Type; PROVIDED, HOWEVER, that the Borrower may not Convert Base Rate Advances into LIBOR Rate Advances if an Event of Default has occurred and is continuing, and that any Conversion of any LIBOR Rate Advances into Loans of another Type shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Advances. Each such Notice of Conversion shall be given not later than 12:00 P.M. (Chicago time) on the Business Day prior to the date of any proposed Conversion into Base Rate Advances and on the third Business Day prior to the date of any proposed Conversion into LIBOR Rate Advances. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone, confirmed immediately in writing, or by facsimile transmission, in substantially the form of Exhibit M, specifying (i) the requested date of such Conversion,
(ii) the Type of Loans to be Converted and (iii) the portion of such Type of Loan to be Converted. Each Conversion shall be in an aggregate amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof.

     (d) Anything in subsection (b) or (c) above to the contrary notwithstanding,

          (i) if, at least one Business Day before the date of any requested LIBOR Rate Advance, the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender or any of its Affiliates to perform its obligations hereunder to make a LIBOR Rate Advance or to fund or maintain a LIBOR Rate Advance hereunder (including in the case of a Continuation or a Conversion), the right of the Borrower to select a LIBOR Rate Advance for such Borrowing or any subsequent Borrowing (including a Continuation or a Conversion) shall be suspended until the circumstances causing such suspension no longer exist, and any Advance comprising such requested Borrowing shall be a Base Rate Advance;

          (ii) if the Lender is unable to determine the LIBOR Rate for LIBOR Rate Advances comprising any requested Borrowing, Continuation or Conversion, the right of the Borrower to select or maintain LIBOR Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing shall be a Base Rate Advance;

          (iii) if the Lender shall, at least one Business Day before the date of any requested Borrowing or Continuation of, or Conversion into, a LIBOR Rate Advance, notify the Lender that the LIBOR Rate for Advances comprising such Borrowing, Continuation or Conversion will not adequately reflect the cost to the Lender of making or funding Advances for such Borrowing, the right of the Borrower to select LIBOR Rate Advances shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing shall be a Base Rate Advance;

          (iv) there shall not be outstanding at any time more than five Borrowings which consist of LIBOR Rate Advances;

          (v) each Borrowing which consists of LIBOR Rate Advances shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof; and

          (vi) the outstanding principal amount of all LIBOR Rate Advances shall in no event exceed 80% of the outstanding principal amount of all Advances at such time.

     (e) Each Notice of Borrowing, Notice of Continuation and Notice of Conversion shall be irrevocable and binding on the Borrower. The Borrower agrees to indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of (i) default by the Borrower in making a Borrowing of, Conversion into or Continuation of a LIBOR Rate Advance after the Borrower has given notice requesting the same, (ii) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Rate Advance or (iii) the making of a payment or prepayment of a LIBOR Rate Advance on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund such Advance.

     (f) All Real Estate Term Loans shall consist of Base Rate Advances and may not be Converted into LIBOR Rate Advances.

     SECTION 2.4. APPLICATION OF PROCEEDS. The proceeds of all Loans shall be used by the Borrower to repay other Indebtedness of the Borrower, for its general working capital purposes, for permitted Capital Expenditures and for expenses incurred by the Borrower in connection herewith.

     SECTION 2.5. MAXIMUM AMOUNT OF THE FACILITY; MANDATORY PREPAYMENTS; ADDITIONAL COLLATERAL; OPTIONAL PREPAYMENTS.

     (a) In no event shall the sum of the aggregate outstanding principal balances of the Revolving Credit Loans, the Real Estate Term Loans and the aggregate undrawn amount of all unexpired Letters of Credit exceed the Maximum Amount of the Facility.

     (b) In addition to any prepayment required as a result of an Event of Default hereunder, the Loans shall be subject to mandatory prepayment as follows:

          (i) immediately upon discovery by or notice to the Borrower that any of the lending limits set forth in Section 2.1(a), 2.2(c) or 2.5(a) has been exceeded, an amount sufficient to reduce the outstanding balances to the applicable maximum allowed amount shall become due and payable by the Borrower without the necessity of a demand by the Lender (which amount may, at the option of the Borrower, be deemed to be repaid, in the case of the lending limit set forth in Section 2.1(a), by a conversion of such excess to a Real Estate Term Loan pursuant to Section 2.2(b) to the extent permitted under Section 2.2(c)); PROVIDED, HOWEVER, that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to make a mandatory prepayment solely on account of the lending limit in Section 2.1(a)(iv) being exceeded if the Borrower immediately notifies the Lender in writing of the Borrower's intention to comply with the terms of this proviso and not later than sixty days thereafter (A) the Borrower grants to the Lender a Mortgage on Qualified Property having a Fair Market Value sufficient to increase the Real Estate Borrowing Base so that such lending limit is not exceeded pursuant to documentation in the same form as the documentation executed and delivered to the Lender in connection with the initial Mortgaged Properties and (B) the Borrower delivers a legal opinion of counsel to the Borrower (which may be from in-house counsel), a certificate of an appraiser for the Lender setting forth the value of such Qualified Property, a report from an independent environmental engineer setting forth the environmental costs and liabilities associated with such Qualified Property and title insurance, all in form and substance satisfactory to the Lender; and

          (ii) the entire outstanding principal amount of the Revolving Credit Loans and the Real Estate Term Loans, together with all accrued and unpaid interest thereon, shall become due and payable on the Expiration Date.

     (c) (i) The Borrower may, at any time and from time to time, prepay the Real Estate Term Loans, in whole or in part, subject to Section 4.6 and the other terms of this Agreement, upon at least one Business Day's irrevocable notice to the Lender in the case of Base Rate Advances, and four Business Days' irrevocable notice to the Lender in the case of LIBOR Rate Advances, specifying the date and amount of prepayment and whether the prepayment is of Base Rate Advances or LIBOR Rate Advances, provided that LIBOR Rate Advances may not be optionally prepaid other than on the last day of an Interest Period with respect thereto. If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein. Amounts prepaid on account of the Real Estate Term Loans may not be reborrowed and shall permanently reduce the Real Estate Borrowing Base and the Maximum Amount of the Facility.

     (ii) Any prepayment of a Real Estate Term Loan shall be accompanied by the amount of accrued and unpaid interest thereon and shall be applied to the installments thereof in the inverse order of maturity.

     (iii) In connection with any proposed prepayment of the Term Loans pursuant to Section 2.5(c)(i) in an amount of $5,000,000 or an integral multiple of $5,000,000 in excess thereof (the "Release Amount"), the Borrower may request, in the notice delivered in connection with such prepayment, that the Lender release its Lien on Mortgaged Properties having an aggregate Fair Market Value of not more than 250% of the Release

Amount (the "Release Property"). On the date specified for prepayment pursuant to Section 2.5(c)(i), the Borrower shall pay to the Lender, in addition to the Release Amount and all accrued and unpaid interest thereon, a fee in an amount equal to (A) 3% of the Release Amount if such prepayment occurs prior to the first anniversary of the Closing Date, (B) 2% of the Release Amount if such prepayment occurs on or after the first anniversary of the Closing Date but prior to the third anniversary of the Closing Date and (C) 1% of the Release Amount, if such prepayment occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date. Upon the payment of all amounts required to be paid by the Borrower pursuant to Section 2.5(c) on the date specified for prepayment, (A) the Lender agrees, within fifteen days of such prepayment, to execute releases (in form and substance satisfactory to the Lender) with respect to the Release Property and (B) the Retail Inventory Sublimit shall be permanently reduced ratably, in the proportion that the Release Price bears to the Real Estate Borrowing Base in effect immediately prior to the date specified for such prepayment.

     SECTION 2.6. MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF ACCOUNT. The Lender shall maintain an account on its books in the name of the Borrower (the "Loan Account") in which the Borrower will be charged with all loans and advances made by the Lender to the Borrower or for the Borrower's account, including the Real Estate Term Loans, the Revolving Credit Loans, fees, expenses and any other Obligations. The Loan Account will be credited with all amounts received by the Lender from the Borrower or for the Borrower's account, including, as set forth below, all amounts received from the Concentration Account Bank. The Lender shall send the Borrower a monthly statement reflecting the activity in the Loan Account. The monthly statement shall be an account stated and shall be final, conclusive and binding on the Borrower, absent manifest error.

     SECTION 2.7. COLLECTION OF RECEIVABLES. The Borrower shall at all times maintain a concentration account (the "Concentration Account") and shall remit all Collections to the Concentration Account. The Borrower, the Lender and the Concentration Account Bank shall enter into an agreement substantially in the form of Exhibit F (as amended, supplemented or otherwise modified from time to time, the "Concentration Account Agreement"), which, among other things, shall provide for the opening of the Concentration Account for the deposit of Collections at the Concentration Account Bank. All Collections and other amounts including, without limitation, cash proceeds of retail sales received by the Borrower from any of its customers and account debtors shall promptly upon receipt be deposited into the Concentration Account. Upon the occurrence of an Event of Default, the Lender shall be deemed to have full dominion and control over the Concentration Account and, upon notice by the Lender to the Concentration Account Bank, the Concentration Account Bank shall turn over to the Lender all amounts on deposit in the Concentration Account which the Lender may apply to such of the Obligations and in such order as provided in this Agreement and the other Loan Documents.

     SECTION 2.8. TERM. The term of this Agreement shall be for a period from the Effective Date to December 30, 1998 unless sooner terminated in accordance with the terms of this Agreement, PROVIDED that the term of this Agreement may be extended for successive one-year periods beyond the then effective expiration date if, not less than 60 days prior to such time, the parties hereto agree to such extension in writing. Notwithstanding the foregoing, the Borrower shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Loans is outstanding, except upon prepayment of all Obligations and the satisfaction of all other conditions set forth in the Loan Documents with respect thereto.

     SECTION 2.9. Payments; Collection.
                  --------------------

     (a) All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 4:00 p.m., Chicago time, on the due date thereof to the Lender (except as expressly otherwise provided), at the Lender's account at The First National Bank of Chicago (Account #5295297184) in Dollars and in immediately available funds. The Lender may, but shall not be obligated to, charge any such payment due to the Loan Account. The Lender shall credit all such payments to the Loan Account, conditional upon final collection; credit will be given for cleared funds received during business hours after receipt thereof by the Lender at its account at The First National Bank of Chicago (Account #5295297184).

     (b) If (i) the Lender's commitment to make Advances has been terminated in accordance with Section 9.2(b), (ii) the Lender reasonably believes that fraud has occurred and the Lender has given the Borrower ten days' written notice of the basis of such belief or (iii) the Obligations shall have become due and payable (whether by declaration or automatically) pursuant to Section 9.2(a), the Lender or its designee may notify customers or account debtors of the Borrower that Receivables have been assigned to the Lender or of the Lender's security interest therein, collect the same directly and charge all collection costs and expenses to the Loan Account, but unless and until it does so or gives the Borrower other instructions, the Borrower shall make collection of all Receivables for the Lender in a prudent and business-like manner and in accordance with the terms of the Concentration Account Agreement, and if the Borrower shall itself receive any such payments, it shall receive and segregate all of such payments as the Lender's trustee and immediately deliver them to the Lender's designee in their original form, together with any endorsements requested by the Lender. Promptly after the Lender has so notified customers or account debtors, the Lender shall give notice thereof to the Borrower. In all cases, the Loan Account will be credited only with the net amounts actually received in payment of Receivables.

     (c) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest due hereunder.

     SECTION 2.10. Letters of Credit.
                   -----------------

     (a) The Lender, upon the request of the Borrower, shall, subject to Sections 2.1(a), 2.2(c) and 2.5 and the other terms and conditions of this Agreement, cause a bank or financial institution acceptable to the Lender to issue for the account or benefit of the Borrower Letters of Credit of a tenor and containing terms acceptable to the Lender and the issuer of such Letter of Credit, in a maximum aggregate face amount outstanding at any time not to exceed Twenty Million Dollars ($20,000,000); PROVIDED, that no Letter of Credit shall have an expiration date after the Expiration Date; and PROVIDED, FURTHER, that no Letter of Credit shall replace an Existing Letter of Credit unless the Lender shall have received evidence reasonably satisfactory to it that all cash which collateralizes such Existing Letter of Credit will be released and paid over to the Borrower. The term of any standby Letter of Credit shall not exceed three hundred sixty days from the date of issuance (subject to renewal in accordance with the terms thereof, but in no event to a date beyond the Expiration Date). The term of any documentary Letter of Credit shall not exceed one hundred twenty days from the date of issuance.

     (b) It is further agreed that (i) an amount equal to 105% of the aggregate undrawn face amount of Letters of Credit covering goods imported to the United States shall be reserved out of amounts available for borrowing FIRST, under
Section 2.2 and SECOND, under Section 2.1 (such additional five percent being reserved for the sole purpose of covering landing costs), (ii) an amount equal to 100% of the aggregate unpaid face amount of all other Letters of Credit shall be reserved out of amounts available for borrowing under FIRST, Section 2.2 and SECOND, under Section 2.1, and (iii) a sum equal to the aggregate undrawn face amount of all outstanding Letters of Credit shall be included in calculating outstanding amounts for purposes of calculating the Maximum Amount of the Facility.

     (c) Upon each drawing or payment under a Letter of Credit, the amount of such drawing or payment for all purposes under this Agreement shall, (i) together with the amount of all other drawings and payments under Letters of Credit up to Fifteen Million Dollars $15,000,000 (collectively, "Drawn Amounts"), become and be deemed to be, subject to Section 2.2(c), without any further action on the part of any Person, a Real Estate Term

Loan and (ii) together with all other Drawn Amounts in excess of $15,000,000, become and be deemed to be, subject to Section 2.1(a), without any further action on the part of any Person, a Revolving Credit Loan, in each case on the date of such drawing or payment (but without any requirement for compliance with the conditions precedent to the making of Loans contained in this Agreement).


                                  ARTICLE III.

                                    SECURITY
                                    --------

     SECTION 3.1. GENERAL. To secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Obligations, the Borrower hereby grants to the Lender a Lien on and security interest in all of its present and future Receivables and Inventory, wherever located, and all additions and accessions thereto and substitutions and replacements therefor and improvements thereon, and all proceeds (whether cash or other property) and products thereof including, without limitation, all proceeds of insurance covering the same and all tort claims in connection therewith. As further security for the Obligations, and to provide other assurances to the Lender the Lender shall receive, among other things:

     (a) the Support Letters;

     (b) the Concentration Account Agreements;

     (c) the Mortgages;

     (d) the Assignment of Leases; and

     (e) the Environmental Reserve Pledge Agreement.

     SECTION 3.2. TERMINATION. Upon the termination of this Agreement, the indefeasible payment in cash in full of all Obligations and the written acknowledgement of all beneficiaries of Letters of Credit as to the termination of each Letter of Credit, the Lender shall promptly deliver to the Borrower, upon the request and at the expense of the Borrower, releases and satisfactions of all financing statements, mortgages, notices of assignment and other registrations of security and the Borrower shall deliver to the Lender a general release of all of the Lender's liabilities and obligations under all Loan Documents and an acknowledgment that the same have been terminated (except for those provisions which are expressly stated to survive the termination of this Agreement).

     SECTION 3.3. RECOURSE TO SECURITY. Recourse to security shall not be required for any Obligation hereunder and the Borrower hereby waives any requirement that the Lender exhaust any right or take any action against any of the Collateral before proceeding to enforce the Obligations against the Borrower.

     SECTION 3.4. Special Provisions Relating to Inventory.
                  ----------------------------------------

     (a) ALL INVENTORY. The security interest in the Inventory granted to the Lender shall continue through all steps of manufacture and sale and attach without further act to raw materials, work in process, finished goods, returned goods, documents of title, warehouse receipts, and to proceeds resulting from the sale or other disposition of Inventory. Until all of the Obligations have been satisfied, the Lender's security interest in Inventory and in all proceeds thereof shall continue in full force and effect and the Lender shall have, in its sole and absolute discretion and at any time if (i) the Lender's commitment to make Advances has been terminated in accordance with Section 9.2(b), (ii) the Lender reasonably believes that fraud has occurred and the Lender has given the Borrower ten days' written notice of the basis of such belief or (iii) the Obligations shall have become due and payable (whether by declaration or automatically) pursuant to Section 9.2(a), the right to take physical possession of Inventory and to maintain it on the premises of the Borrower, in a public warehouse, or at such other place as the Lender may deem appropriate. If the Lender exercises such right to take possession of the Inventory, the Borrower will, upon demand, and at the Borrower's cost and expense, assemble the Inventory and make it available to the Lender at a place or places convenient to the Lender.

     (b) NO LIENS. The Borrower represents and warrants that all of its Inventory is, and will be, owned by the Borrower free and clear of all Liens, other than Permitted Liens and Liens in favor of the Lender. All Inventory shall be maintained at the locations shown on Schedule 3.4(b) hereto, except for (i) Inventory moved from such locations solely for the purpose of sale in the ordinary course of the Borrower's business or (ii) Inventory moved from a retail location to another retail location in the ordinary course of business, and except for any sale referred to in the foregoing clause (i), the Borrower will not sell, encumber, grant a security interest in, dispose of or permit the sale, encumbrance, return or disposal of any Inventory without the prior written consent of the Lender. If sales are made for cash, the Borrower shall, if (i) the Lender's commitment to make Advances has been terminated in accordance with
Section 9.2(b), (ii) the Lender reasonably believes that fraud has occurred and the Lender has given the Borrower ten days' written notice of the basis of such belief or (iii) the Obligations shall have become due and payable (whether by declaration or automatically) pursuant to Section 9.2(a), immediately deliver to the Lender the checks or other forms of payment which it receives, together with any necessary endorsements.

     (c) FURTHER ASSURANCES. The Borrower will perform any and all steps that the Lender may request to perfect the Lender's security interests in the Inventory, including, without limitation, placing and maintaining signs, executing and filing financing or continuation statements in form and substance satisfactory to the Lender, maintaining stock records and conducting lien searches. In each case, the Borrower shall take such action as promptly as possible after requested by the Lender but in any event within ten Business Days after any such request is made except that the Borrower shall take such action immediately upon the Lender's request following the occurrence of an Event of Default. If any Inventory is in the possession or control of any Person other than a purchaser in the ordinary course of business or a public warehouseman where the warehouse receipt is in the name of or held by the Lender, the Borrower shall notify such Person of the Lender's security interest therein and, upon request, instruct such Person or Persons to hold all such Inventory for the account of the Lender and subject to the Lender's instructions. If so requested by the Lender, the Borrower (as promptly as possible after requested by the Lender but in any event within ten Business Days after any such request is made) will deliver to the Lender warehouse receipts covering any Inventory located in warehouses showing the Lender as the beneficiary thereof and will also deliver to the warehouseman such agreements relating to the release of warehouse Inventory as the Lender may reasonably request. A physical verification of all Inventory wherever located will be taken by the Borrower at least every twelve months and, in any case, as often as reasonably requested by the Lender. The Borrower shall submit to the Lender, at least every twelve months, a letter as to any material discrepancies that have been found by the Borrower in the most recent physical Inventory observed by them in accordance with generally accepted auditing standards and GAAP. The Borrower shall, upon request by the Lender, deliver a report of Inventory which shall describe the Inventory by category and report the value (at lower of cost or market) of such Inventory.

     (d) INVENTORY RECORDS. The Borrower shall maintain full, accurate and complete records respecting the Inventory describing the kind, type and quantity of the Inventory and the Borrower's cost therefor.

     SECTION 3.5. Special Provisions Relating to Receivables.
                  ------------------------------------------

     (a) INVOICES, LETTERS OF CREDIT, INSTRUMENTS, ETC. On the Lender's request therefor, the Borrower shall furnish to the Lender copies of invoices to customers and shipping and delivery receipts or warehouse receipts thereof and such other documents and instruments (including, without limitation, any note or instrument which evidences the obligation of Gulf Oil in respect of a Gulf Oil Demand Loan) the Lender may reasonably request in connection with any Receivables. The Borrower shall deliver to the Lender the originals of all letters of credit, notes, and instruments in its favor and such endorsements or assignments as the Lender may request upon the occurrence and continuance of an Event of Default.

     (b) RECORDS, COLLECTIONS, ETC. The Borrower shall promptly report all material credits to the Lender. The Borrower shall notify the Lender of all material returns and recoveries of merchandise and of all claims asserted with respect to merchandise. The Borrower shall promptly report to the Lender each such material return, repossession or recovery of merchandise, advising the Lender of the location thereof and providing it with a description of such goods and their location. The Borrower shall settle or adjust any dispute or claim, or grant any discount (except ordinary trade discounts), credit or allowance or accept any return of merchandise, except in the ordinary course of its business, without the Lender's consent. The Lender may at any time, if (i) the Lender's commitment to make Advances has been terminated in accordance with Section 9.2(b), (ii) the Lender reasonably believes that fraud has occurred and the Lender has given the Borrower ten days' written notice of the basis of such belief or (iii) the Obligations shall have become due and payable (whether by declaration or automatically) pursuant to Section 9.2(a), (A) settle or adjust disputes or claims directly with account debtors for amounts and upon terms which it considers advisable unless the Borrower shall first have substituted other Receivables or collateral acceptable to the Lender in form and amount, and
(B) notify account debtors on the Receivables that the Receivables have been assigned to the Lender, and that payments in respect thereof shall be made directly to the Lender. Where the Borrower receives collateral of any kind or nature by reason of transactions between itself and its customers or account debtors, the Borrower will hold the same on the Lender's behalf, subject to the Lender's instructions, and as property forming part of the Receivables. Where the Borrower sells goods or services to a customer which also sells goods or services to it or which may have other claims against it, the Borrower will so advise the Lender, promptly upon being notified of such order and in time to permit the Lender to establish a reserve therefor. The Borrower hereby irrevocably authorizes and appoints the Lender, or any Person the Lender may designate, as its attorney-in-fact, at the Borrower's sole cost and expense, to exercise, if (i) the Lender's commitment to make Advances has been terminated in accordance with Section 9.2(b), (ii) at any time the Lender reasonably believes that fraud has occurred and the Lender has given the Borrower ten days' written notice of the basis of such belief or (iii) the Obligations shall have become due and payable (whether by declaration or automatically) pursuant to Section 9.2(a), all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations have been indefeasibly paid and satisfied in full in cash: (A) to receive, take, endorse, sign, assign and deliver, all in the name of the Lender or the Borrower, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral; (B) to receive, open and dispose of all mail addressed to the Borrower and to notify postal authorities to change the address for delivery thereof to such address as the Lender may designate; and (C) to take or bring, in the name of the Lender or the Borrower, all steps, actions, suits or proceedings deemed by the Lender necessary or desirable to enforce or effect collection of Receivables or file and sign the Borrower's name on a proof of claim in bankruptcy or similar document against any obligor of the Borrower.

     SECTION 3.6. CONTINUATION OF LIENS, ETC. The Borrower shall defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein, other than claims relating to Liens permitted by the Loan Documents. The Borrower agrees to comply with the requirements of all state and federal laws to grant to the Lender valid and perfected first security interests in the Collateral. The Lender is hereby authorized by the Borrower to sign the Borrower's name and or file any financing statements or similar documents or instruments covering the Collateral whether or not the Borrower's signature appears thereon. The Borrower agrees, from time to time, at the Lender's request, to file notices of Liens, financing statements similar document or instruments, and amendments, renewals and continuations thereof, and cooperate with the Lender's representatives, in connection with the continued perfection and protection of the Collateral.

     SECTION 3.7. POWER OF ATTORNEY. In addition to all of the powers granted to the Lender in this Article III, the Borrower hereby appoints and constitutes the Lender as the Borrower's attorney-in-fact to, upon the occurrence and during the continuance of an Event of Default, (i) to convey any item of Collateral to any purchaser thereof, (ii) to request at any time from customers indebted on Receivables verification of information concerning Receivables and the amount owing thereon, (iii) give or sign the Borrower's name to any notices or statements necessary or desirable to create or continue the Lien on any Collateral granted hereunder and (iv) make any payment or take any act necessary or desirable to protect or preserve any Collateral, PROVIDED that prior to making such payment or taking such act the Lender shall provide the Borrower ten Business Days' prior written notice and the opportunity during such period to make such payment or take such action. The Lender's authority hereunder shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, transfer title to any item of Collateral and take any other actions arising from or incident to the powers granted to the Lender under this Agreement. This power of attorney is coupled with an interest and is irrevocable.

                                   ARTICLE IV.

                           INTEREST, FEES AND EXPENSES
                           ---------------------------

     SECTION 4.1. INTEREST. The Borrower shall pay to the Lender interest on the Advances, payable monthly in arrears on the first Business Day of each month, commencing with the month immediately following the Effective Date, and on the Expiration Date, at the following rates PER ANNUM:

     (a) BASE RATE ADVANCES. If such Advance is a Base Rate Advance, at a fluctuating rate which is equal to (i) the Base Rate then in effect PLUS (ii) the Interest Increment, each change in such fluctuating rate to take effect simultaneously with the corresponding change in the Base Rate.

     (b) LIBOR RATE ADVANCES. If such Advance is a LIBOR Rate Advance, at a rate which is equal at all times during the Interest Period for such LIBOR Rate Advance to (i) the LIBOR Rate PLUS (ii) the Interest Increment.

     SECTION 4.2. INTEREST AND FEES AFTER EVENT OF DEFAULT. From the date of occurrence of any Event of Default until the earlier of the date upon which (i) all Obligations shall have been paid and satisfied in full or (ii) such Event of Default shall have been cured or waived, interest on the Loans (and the fees payable under the second sentence of Section 4.5(c)) shall be payable on demand at a rate PER ANNUM equal to the rate that would be otherwise applicable thereto under Section 4.1 (or 4.5(c)) PLUS up to an additional two percent (2%).

     SECTION 4.3. CLOSING FEE. The Borrower shall pay to the Lender a non-refundable closing fee in the amount of $200,000.

     SECTION 4.4. MINIMUM CHARGE. The Borrower agrees that, to induce the Lender to enter into this Agreement, the Borrower shall at all times during the term of this Agreement have an aggregate average outstanding principal amount of the Loans (excluding the undrawn face amount of outstanding Letters of Credit) of at least Five Million Dollars ($5,000,000) (the "Minimum Loan Amount"). If, in any calendar month, the average daily outstanding principal amount of the Loans (excluding the undrawn face amount of outstanding Letters of Credit) does not equal or exceed the Minimum Loan Amount, the Borrower, in addition to the payment of interest on the Obligations pursuant to Section 4.1, shall pay to the Lender on the date such interest is due, a fee equal to the difference between
(x) the amount of interest that would have been payable by the Borrower to the Lender during such month pursuant to Section 4.1 if the average daily unpaid principal amount had been equal to the Minimum Loan

Amount and if all Advances during such month were Base Rate Advances, and (y) the amount of interest actually paid by the Borrower to the Lender for such month pursuant to Section 4.1.

     SECTION 4.5. UNUSED LINE FEE; COLLATERAL MANAGEMENT FEE; LETTER OF CREDIT FEES.

     (a) UNUSED LINE FEE. The Borrower shall pay to the Lender on the first Business Day of each month, commencing with the month immediately following the Effective Date, and on the Expiration Date, in arrears, an unused line fee equal to (i) one quarter of one percent (.25%) PER ANNUM of the difference, if positive, between (A) the Maximum Amount of the Facility and (B) the average daily outstanding amount of the Loans during such month or portion thereof plus any reserve taken pursuant to Section 11.8(b) to the extent such reserve results in the reduction of amounts available to the Borrower under Sections 2.1(a) and 2.5(a) LESS (ii) any amount paid or payable by the Borrower under Section 4.4 during such month or portion thereof.

     (b) COLLATERAL MANAGEMENT FEE. The Borrower shall pay to the Lender on the first Business Day of each month, commencing with the month immediately following the Effective Date, and on the Expiration Date, in arrears, a collateral management fee equal to one half of one percent (.50%) PER ANNUM of the Maximum Amount of the Facility.

     (c) LETTER OF CREDIT FEES. The Borrower shall promptly pay to the Lender all fees charged to the Lender by any issuer of a Letter of Credit which relate directly to the opening, amending or drawing under Letters of Credit (which fees shall not exceed one-half of one percent (.50%) of the face amount of each Letter of Credit). In addition, the Borrower shall pay to the Lender on the first Business Day of each month, commencing with the month immediately following the Effective Date, and on the Expiration Date, in arrears, a fee equal to two percent (2%) PER ANNUM of the daily average of the face amount of the Letters of Credit outstanding during the preceding month or during the interim period ending on the Expiration Date, as the case may be.

     SECTION 4.6. EARLY TERMINATION FEE. The Borrower shall have the right to terminate this Agreement or to pay the Loans in full or substantially in full at any time on 120 days' prior written notice to the Lender, PROVIDED that on the date of such termination all Obligations, including all interest and fees payable to the date of such termination, shall be paid in full. If the Borrower gives such notice to terminate or pay the Loans in full or substantially in full, or the Lender terminates its obligations to make Loans pursuant to Section 9.2(b) following the occurrence of an Event of Default under Section 9.1(b)(ii) (insofar as such Event of Default relates to the Borrower's breach of Section 7.2(r)(ii)), 9.1(h), 9.1(o) or

9.1(p), in each case prior to the third anniversary of the date of this Agreement, the Borrower shall pay a fee to the Lender in an amount equal to (a) $900,000 if such termination or payment occurs prior to the first anniversary of the Closing Date, (b) $600,000 if such termination or payment occurs on or after the first anniversary but prior to the second anniversary of the Closing Date and (c) $300,000, if such termination or payment occurs on or after the second anniversary but prior to the Expiration Date, PROVIDED that (i) such fee shall be reduced by all early termination fees paid to the Lender under Section 2.5(c)(iii) and (ii) no fee shall be payable under this Section 4.6 if (A) the Borrower is required to make a prepayment of the Loans solely as a result of the Lender's exercise of its rights set forth in Section 2.1(b)(ii) or (iii) or (B) the Lender shall have made a demand upon the Borrower for amounts in respect of increased costs or reduction in amounts receivable in an amount more than $50,000 in the aggregate pursuant to Section 4.8.

     SECTION 4.7. CALCULATIONS. All calculations of interest and fees hereunder shall be made by the Lender on the basis of a year of 360 days for the actual number of days elapsed in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

     SECTION 4.8. INDEMNIFICATION IN CERTAIN EVENTS. If, after the Closing Date,
(i) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to the Lender or any other banking or financial institution from which the Lender borrows funds or obtains credit, (ii) the Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) the Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or the Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on the Lender's capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies as the case may be with respect to capital adequacy) by an amount deemed by the Lender to be material, and any of the foregoing events described in clauses (i), (ii) and (iii) increases the cost to the Lender of funding or maintaining the

Loans, or reduces the amount receivable in respect thereof by the Lender, then the Borrower shall upon demand by the Lender pay to the Lender additional amounts sufficient to indemnify the Lender against such increase in cost or reduction in amount receivable. A certificate as to the amount of such increased cost and setting forth in reasonable detail the calculation thereof shall be submitted to the Borrower by the Lender, and shall be conclusive absent manifest error.

                                   ARTICLE V.

                              CONDITIONS OF LENDING
                              ---------------------

     SECTION 5.1. CONDITIONS TO INITIAL BORROWING OR INITIAL LETTER OF CREDIT. The obligation of the Lender to make the initial Advance or cause to be issued the initial Letter of Credit hereunder is subject to the satisfaction of the following conditions prior to or concurrent with such initial Advance or Letter of Credit:

     (a) the Lender shall have received the following, each dated the date of the initial Advance or Letter of Credit or as of an earlier date acceptable to the Lender, in form and substance satisfactory to the Lender and its counsel:

          (i) the Revolving Credit Note and the Term Note, each duly executed by the Borrower;

          (ii) each Mortgage, duly executed by the Borrower and, where required, each Assignment of Leases, duly executed by the Borrower;

          (iii) the Environmental Guaranty and Indemnity Agreement, duly executed by the Borrower;

          (iv) the Environmental Reserve Pledge Agreement, duly executed by the Borrower and the Concentration Account Bank;

          (v) the Concentration Account Agreement, duly executed by the Borrower and the Concentration Account Bank;

          (vi) the Support Letters, duly executed by Lily H. Bentas, Harry Brenner, Arthur Koumantzelis and Donald Holt;

          (vii) acknowledgement copies of Uniform Commercial Code financing statements (naming the Lender as secured party and the Borrower as debtor) and termination statements, in form and substance satisfactory to the Lender, duly filed in all jurisdictions that the Lender deems necessary or desirable to perfect and protect the Liens created hereunder and under the Security Documents;

          (viii) completed requests for information, dated on or before the date of the initial Advance or Letter of Credit, listing all effective financing statements filed in the jurisdictions referred to in clause (vii) above, that name the Borrower as debtor, together with copies of such financing statements;

          (ix) evidence of (A) the recording of each Mortgage with all offices that the Lender deems necessary or desirable to perfect and protect the Liens created thereunder and (B) the release of all mortgages, security agreements and assignments previously encumbering any of the Collateral covered thereby in all offices as the Lender may deem necessary or desirable to perfect and protect the Liens created under the Security Documents;

          (x) (A) a certificate executed by a Responsible Officer certifying that since September 30, 1995, no change, event, occurrence or development or event involving a prospective change has occurred which has had or could reasonably be expected to have a Material Adverse Effect, and that all information provided by or on behalf of the Borrower to the Lender hereunder or in connection herewith is true and correct in all respects,
     (B) the unaudited Financial Statements of the Borrower for the fiscal period ended March 31, 1996 and (c) copies of all registration statements and regular periodic reports filed by the Borrower since November 1, 1995 with the Securities and Exchange Commission;

          (xi) the opinions of New York counsel, Massachusetts counsel, New Jersey counsel, Connecticut counsel, Rhode Island counsel, Maine counsel and New Hampshire counsel for the Borrower, in each case covering such matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require;

          (xii) copies of all policies of insurance required by this Agreement and the other Loan Documents, together with loss payee endorsements for all such policies naming the Lender as lender loss payee;

          (xiii) in respect of each Mortgage, a mortgagee's title policy (A) dated the Effective Date in an amount satisfactory to the Lender; (B) insuring that such Mortgage creates a valid first Lien on the Mortgaged

     Property subject thereto, free and clear of all Liens except the Lien in favor of the Lender, Liens permitted hereunder and other Liens that are satisfactory to the Lender; (C) naming the Lender as the insured thereunder; (D) in the form of ALTA Loan Policy-1992 or such other form as is acceptable to the Lender; and (E) containing revolving credit, usury, tie-in, last dollar, first loss, ALTA-9, variable rate and doing business endorsements, and other affirmative coverages as the Lender may reasonably request, together with evidence that all premiums in respect of such policy have been paid by or on behalf of the Borrower;

          (xiv) a copy of the Business Plan, accompanied by a certificate executed by a Responsible Officer certifying to the Lender that the Business Plan has been prepared in good faith based upon the assumptions contained therein and all information currently available and, as of the date of such certificate, such Responsible Officer is not aware of any information contained in the Business Plan which is false or misleading;

          (xv) copies of the certificate of incorporation and bylaws of the Borrower and a copy of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, attached to which is a certificate of the Secretary or Assistant Secretary of the Borrower certifying (A) that such copies of the certificate of incorporation, bylaws and resolutions are true, complete and accurate copies thereof, have not been amended or modified and are in full force and effect and (B) the incumbency, names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party;

          (xvi) a certified copy of the certificate of the Secretary of State of Delaware, dated within five days of the Effective Date, listing the certificate of incorporation of the Borrower and each amendment thereto on file in such official's office and certifying that (A) such amendments are the only amendments to such certificate of incorporation on file in that office, (B) to the extent relevant, that the Borrower has paid all franchise taxes to the date of such certificate and (C) the Borrower is in good standing in that jurisdiction;

          (xvii) a good standing certificate from the Secretary of State of each state in which the Borrower is qualified as a foreign corporation, each dated within ten days of the Effective Date;

          (xviii) a certificate, duly executed by the Chief Financial Officer of the Borrower to the effect that the Borrower is Solvent and will be Solvent after giving effect to the consummation of the transactions contemplated by the Loan Documents and otherwise in form and substance satisfactory to the Lender;

          (xix) copies of audited Financial Statements of the Borrower as of September 30, 1995 without Qualification, certified by the Auditors reflecting results consistent with interim statements previously furnished to the Lender;

          (xx) evidence satisfactory to the Lender that there will be Excess Availability of at least $10,000,000 on the Effective Date after giving effect to all of the Borrowings to be made on the Effective Date, the repayment of the Existing Loan Facility, the replacement of all Existing Letters of Credit, the payment of closing costs and the establishment of appropriate reserves for past due accounts payable;

          (xxi) Collateral Access Agreements for the properties specified on
     Schedule 5.1(a)(xxi) duly executed by any party in possession of the Borrower's property;

          (xxii) a phase I environmental assessment of the Mortgaged Properties specified in Schedule 5.1(a)(xxii) which shall reveal no condition or state of facts that is unsatisfactory to the Lender;

          (xxiii) a copy of an appraisal conducted in accordance with sound appraisal standards by Keen Realty Consultants, Inc. of each of the initial Mortgaged Properties, showing the fair market value and orderly disposal value of such property as of the Effective Date;

          (xxiv) such agreements and instruments as any issuer of Letters of Credit deems necessary to issue Letters of Credit; and

          (xxv) such other agreements and instruments as the Lender deems necessary in its sole and absolute discretion in connection with the transactions contemplated hereby.

     (b) There shall be no pending or, to the knowledge of the Borrower after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement, the other Loan Documents, or the transactions contemplated hereby or thereby or (ii) which affects or could affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of the Borrower, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action could not be expected to have a Material Adverse Effect in the judgment of the Lender.

     (c) The Borrower shall have paid all reasonable (i) fees and expenses of the Lender in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including, without limitation, all of the Lender's examination, audit, appraisal, and travel expenses and the fees and expenses of counsel to the Lender) upon presentation of invoices therefor in reasonable detail and (ii) fees to be paid on the Effective Date referred to in this Agreement.

     (d) Except for (i) the filing of financing and termination statements under the Code and the recording of the releases specified in Section 5.1(a)(ix) and
(ii) consents or authorizations which have been obtained and are specified in
Schedule 6.1(f) hereto, no consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection, with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or the continuing operations of the Borrower following the consummation of such transactions.

     (e) No change, occurrence, event or development or event involving a prospective change that could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing since September 30, 1995.

     (f) The Lender and its counsel shall have performed (i) a review satisfactory to the Lender of all of the Material Contracts and other assets of the Borrower, the financial condition of the Borrower, including all of its tax, litigation, environmental and other potential contingent liabilities, and the corporate and capital structure of the Borrower and (ii) a pre-closing audit and collateral review, in each case with results satisfactory to the Lender.

     (g) The Borrower shall be in compliance with all Requirements of Law and Material Contracts.

     (h) The Liens in favor of the Lender shall have been duly perfected and shall constitute first priority Liens, except as otherwise expressly permitted in the Loan Documents.

     (i) The Lender shall be satisfied with the composition of the Borrower's board of directors.

     (j) The Lender and its counsel shall have performed a review satisfactory to the Lender of all documents and correspondences pertaining to the pending audit of the Borrower by the IRS.

     (k) The Lender shall have received evidence satisfactory to it that Conven-Petro Insurance Company has irrevocably agreed to release and pay over to the Borrower not less than $12,000,000 of cash collateral deposited in respect of the Existing Letters of Credit immediately upon the issuance of Letters of Credit that replace the Existing Letters of Credit.

     (l) The Lender shall have received evidence satisfactory to it, including the appraisals specified in Section 5.1(a)(xxiii), that the Mortgaged Properties have a fair market value equal to approximately $37,500,000 in the aggregate, and the Lender shall otherwise be satisfied with the location and nature of each of the Mortgaged Properties.

     SECTION 5.2. CONDITIONS PRECEDENT TO EACH LOAN AND EACH LETTER OF CREDIT. The obligation of the Lender to make any Advance or cause to be issued any Letter of Credit is subject to the satisfaction of the following conditions precedent:

     (a) all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Advance or issuance of such Letter of Credit as if then made, other than representations and warranties that expressly relate solely to an earlier date, in which case they shall have been true and correct as of such earlier date;

     (b) no Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Advance or the issuance of the requested Letter of Credit as of the date of such request; and

     (c) no Material Adverse Effect shall have occurred.

                                   ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     SECTION 6.1. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants as follows:

     (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business. Schedule 6.1(a) specifies all the jurisdictions in which the Borrower is qualified to do business as a foreign corporation as of the Closing Date.

     (b) LOCATIONS OF OFFICES, RECORDS AND COLLATERAL. The address of the principal place of business and chief executive office of the Borrower is, and the books and records of the Borrower and all of its chattel paper and records of Receivables are maintained exclusively in the possession of the Borrower at, the address of the Borrower specified in the introductory paragraph of this Agreement. There is no jurisdiction in which the Borrower maintains any Collateral (except for vehicles and Inventory in transit for processing) other than those jurisdictions specified in Schedule 6.1(b). The legal name and address of each location at which the Borrower's Inventory is located are specified in Schedule 6.1(b). Schedule 6.1(b) indicates whether each location specified therein is leased or owned by the Borrower. None of the receipts received and to be received by the Borrower from any warehouseman states that the Inventory covered thereby is to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.

     (c) AUTHORITY. The Borrower has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents. All corporate action necessary for the execution, delivery and performance by the Borrower of the Loan Documents (including the consent of shareholders where required) has been taken.

     (d) ENFORCEABILITY. This Agreement is and, when executed and delivered, each other Loan Document will be, the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) general principles of equity.

     (e) NO CONFLICT. The execution, delivery and performance of each Loan Document by the Borrower does not and will not contravene (i) any of the Governing Documents, (ii) any Requirement of Law or (iii) any Material Contract and will not, except as expressly specified herein, result in the imposition of any Liens upon any of its properties.

     (f) CONSENTS AND FILINGS. No consent, authorization or approval of, or filing with or other act by, any shareholders of the Borrower or any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby or the continuing operations of the Borrower following such consummation, except (i) those that have been obtained or made and are specified in Schedule 6.1(f), (ii) the filing of financing and termination statements under the Code and (iii) the recording of the Mortgages and related releases.

     (g) NO SUBSIDIARIES; OWNERSHIP. The Borrower has no Subsidiaries. The capital stock of the Borrower is owned by the Persons and in the amounts specified in Schedule 6.1(g).

     (h) SOLVENCY. The Borrower is Solvent and will be Solvent upon the completion of all transactions contemplated to occur on or before the Effective Date (including, without limitation, the Loans to be made on the Effective
Date).

     (i) FINANCIAL DATA. The Borrower has provided to the Lender complete and accurate copies of annual audited Financial Statements for the fiscal year ended September 30, 1995, certified by the Auditors, and unaudited Financial Statements for the fiscal period ended December 31, 1995. Such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present the financial position, results of operations and cash flows of the Borrower for each of the periods covered. The Borrower has no Contingent Obligation or liability for taxes, unrealized losses, unusual forward or long-term commitments or long-term leases, which is not reflected in such Financial Statements or the footnotes thereto. During the period from September 30, 1995 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the financial condition of the Borrower at September 30, 1995. Since September 30, 1995, (i) there has been no change, occurrence, development or event which has had or could reasonably be expected to have a Material Adverse Effect and (ii) none of the capital stock of the Borrower has been redeemed, retired, purchased or otherwise acquired for value by the Borrower.
Schedule 6.1(i) sets forth a true and complete description of all Existing Letters of Credit.

     (j) ACCURACY AND COMPLETENESS OF INFORMATION. All data, reports and information heretofore, contemporaneously or hereafter furnished by or on behalf of the Borrower in writing to the Lender or the Auditors for purposes of or in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, are or will be true and accurate in all material respects on the date as of which such data, reports and information are dated or certified and not incomplete by omitting to state any material fact necessary to make such data, reports and information not misleading at such time. There are no facts now known to any Responsible Officer of the Borrower which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect and which have not been specified herein, in the Financial Statements, or any certificate, opinion or other written statement previously furnished by the Borrower to the Lender.

     (k) NO JOINT VENTURES OR PARTNERSHIPS. Except as specified in Schedule 6.1(k), the Borrower is not engaged in any joint venture or partnership with any other Person.

     (l) CORPORATE AND TRADE NAME. During the past five years, the Borrower has not been known by or used any other corporate, trade or fictitious name except for its name as set forth on the signature page of this Agreement and the other names specified in Schedule 6.1(l).

     (m) NO ACTUAL OR PENDING MATERIAL MODIFICATION OF BUSINESS. There exists no actual or, to the best of the Borrower's knowledge, threatened termination, cancellation or limitation of, or any modification or change in the business relationship of the Borrower with any customer or group of customers whose purchases individually or in the aggregate are material to the operation of the Borrower's business or with any material supplier.

     (n) NO BROKER'S OR FINDER'S FEES. No broker or finder brought about the obtaining, making or closing of the Loans or financial accommodations afforded hereunder or in connection herewith by the Lender or by any of its Affiliates. No broker's or finder's fees or commissions will be payable by the Borrower to any Person in connection with the transactions contemplated by this Agreement.

     (o) INVESTMENT COMPANY. The Borrower is not an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loans or the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by this Agreement or the other Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

     (p) MARGIN STOCK. The Borrower does not own any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD") and the proceeds of Advances will be used only for the purposes contemplated hereunder. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might constitute any of the Loans under this Agreement as a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board. The Borrower will not take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

     (q) TAXES AND TAX RETURNS.
         ---------------------

          (i) The Borrower has properly completed and timely filed, without any pending request for extension except as specified in Schedule 6.1(q), all income tax returns it is required to file. The information filed is complete and accurate in all material respects. All deductions taken in such income tax returns are appropriate and in accordance with applicable laws and regulations, except deductions that may have been disallowed but are being challenged in good faith and for which adequate reserves have been made in accordance with GAAP.

          (ii) All taxes, assessments, fees and other governmental charges for periods beginning prior to the date hereof have been timely paid (or, if not yet due, adequate reserves therefor have been established) and the Borrower has no liability for taxes in excess of the amounts so paid or reserves so established.

          (iii) No deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against the Borrower and no tax Liens have been filed. There are no pending or threatened audits, investigations or claims for or relating to any liability for taxes and there are no matters under discussion with any Governmental Authority which could result in an additional liability for taxes. Except as specified in Schedule 6.1(q), the federal income tax returns of the Borrower have been audited by the Internal Revenue Service and such audits have been closed or the period during which any assessments may be made by the Internal Revenue Service has expired without waiver or extension. Except as set forth on Schedule 6.1(q), no extension of a statute of limitations relating to taxes, assessments, fees or other governmental charges is in effect with respect to the Borrower.

          (iv) The Borrower is not a party to and does not have any obligations under any written tax sharing agreement or agreement regarding payments in lieu of taxes.

     (r) NO JUDGMENTS OR LITIGATION. Except as specified in Schedule 6.1(r), no judgments, orders, writs or decrees are outstanding against the Borrower, nor is there now pending or, to the knowledge of the Borrower after due inquiry, threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Borrower that (i) could individually or in the aggregate be likely in the judgment of the Lender to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Notes any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

     (s) TITLE TO PROPERTY. The Borrower has (i) good and marketable fee simple title to or valid leasehold interests in all of the Mortgaged Properties and
(ii) good and marketable title to all of its other property, in each case subject to no Liens other than those Liens permitted by Section 7.2(i).

     (t) NO OTHER INDEBTEDNESS. After giving effect to the closing of this Agreement and the transactions contemplated hereby, the Borrower has no Indebtedness other than Indebtedness permitted under Section 7.2(a).

     (u) INVESTMENTS; CONTRACTS. Except as specified in Schedule 6.1(u), the Borrower (i) has not committed to make any Investment; (ii) is not a party to any indenture, agreement, contract, instrument or lease or subject to any charter, by-law or other corporate restriction or any injunction, order, restriction or decree, which would materially and adversely affect its business, operations, assets or financial condition; (iii) is not a party to any "take or pay" contract as to which it is the purchaser; or (iv) has no material contingent or long-term liability, including management contracts (excluding employment contracts of full-time individual officers or employees disclosed to the Lender), which would have a Material Adverse Effect.

     (v) NO DEFAULTS. After giving effect to the closing of the transactions contemplated herein, the Borrower is not in default under any term of any Material Contract or Requirement of Law.

     (w) RIGHTS IN COLLATERAL; PRIORITY OF LIENS. All property consisting of Collateral is owned or leased by the Borrower, free and clear of any and all Liens in favor of third parties, other than Permitted Liens, and to the extent such Collateral consists of real estate, the Borrower has good record and marketable title in fee simple to such real estate. Upon the proper filing and recording of the financing and termination statements specified in Section 5.1(a)(vii) and the Security Documents and releases specified in Section 5.1(a)(ix), the Liens granted pursuant to the Loan Documents constitute valid, enforceable and perfected first priority Liens on the Collateral, except as otherwise expressly permitted in the Loan Documents.

     (x) ERISA.

          (i) Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Plan, other than those specified in Schedule 6.1(x).

          (ii) The Borrower and each ERISA Affiliate have fulfilled all contribution obligations for each Plan (including obligations related to the minimum funding standards of ERISA and the Internal Revenue Code).

          (iii) No Termination Event has occurred nor has any other event occurred that is likely to result in a Termination Event. Neither the Borrower or any ERISA Affiliate, nor any fiduciary of any Plan, is subject to any direct or indirect liability with respect to any Plan under any Requirement of Law or agreement, except for ordinary funding obligations which are not past due.

          (iv) Neither the Borrower nor any ERISA Affiliate is required to or reasonably expects to be required to provide security to any Plan under
     Section 401(a)(29) of the Internal Revenue Code.

          (v) The Borrower and each ERISA Affiliate are in compliance in all material respects with any applicable provisions of ERISA with respect to all Plans. There has been no prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code (a "Prohibited Transaction") with respect to any Plan or any Multiemployer Plan, except as specified in Section II(A)(1)(o) of the Disclosure Statement. The Borrower and each ERISA Affiliate have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or any Requirement of Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each ERISA Affiliate have not incurred any liability to the PBGC and have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA other than for payments of premium in the ordinary course of business.

          (vi) The Borrower is able to pay benefits under each Multiemployer Plan when due.

          (vii) Neither the Borrower nor any ERISA Affiliate has instituted or intends to institute proceedings to terminate any Plan.

          (viii) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan.

          (ix) Neither the Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any material Withdrawal Liability to any Multiemployer Plan.

          (x) To the extent that any Plan is insured, the Borrower and all ERISA Affiliates have paid when due all premiums required to be paid for all periods through and including the Closing Date. To the extent that any Plan is funded other than with insurance, the Borrower and all ERISA Affiliates have made when due all contributions required to be paid for all periods through and including the Closing Date.

     (y) INTELLECTUAL PROPERTY. Set forth on Schedule 6.1(y) is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Borrower, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date. The Borrower owns or licenses all material patents, trademarks, service-marks, logos, tradenames, trade secrets, know-how, copyrights, or licenses and other rights with respect to any of the foregoing, which are necessary or advisable for the operation of its business as presently conducted or proposed to be conducted. The Borrower has not infringed any patent, trademark, service-mark, tradename, copyright, license or other right owned by any other Person by the sale or use of any product, process, method, substance, part or other material presently contemplated to be sold or used, where such sale or use would reasonably be expected to have a Material Adverse Effect and no claim or litigation is pending, or to the best of the Borrower's knowledge, threatened against or affecting the Borrower that contests its right to sell or use any such product, process, method, substance, part or other material.

     (z) LABOR MATTERS. Schedule 6.1(z) accurately sets forth all labor contracts to which the Borrower is a party as of the Closing Date, and their dates of expiration. There are no existing or threatened strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which the Borrower is a party which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (aa) COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as specified in Schedule 6.1(aa), (i) the Borrower is not the subject of a judicial or administrative proceeding or investigation relating to the violation of any Environmental Law or asserting potential liability arising from the release or disposal by any Person of any Hazardous Materials, (ii) the Borrower has not filed or received any notice under any Environmental Law concerning the treatment, storage, disposal, spill or release or threatened release of any Hazardous Materials at, on, beneath or adjacent to property owned or leased by the Borrower, or the release or threatened release at any other location of any Hazardous Material generated, used, stored, treated, transported or released by or on behalf of the Borrower and (iii) the Borrower has no knowledge of any contingent liability for any release of any Hazardous Materials, in each case which could reasonably be expected to result in a liability or involve remediation costs in excess of $250,000 per violation or $2,500,000 in the aggregate.

     (bb) LICENSES AND PERMITS. The Borrower has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its business as presently conducted and as proposed to be conducted.

     (cc) GOVERNMENT REGULATION. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940, or any other Requirement of Law that limits its ability to incur indebtedness or its ability to consummate the transactions contemplated by this Agreement and the other Loan Documents.

     (dd) MATERIAL CONTRACTS. Set forth on Schedule 6.1(dd) is a complete and accurate list of all Material Contracts, showing as of the date hereof the parties, subject matter and term thereof. Each such contract has been duly authorized, executed and delivered by the Borrower and each other party thereto. Except as specified in Schedule 6.1(ee), none of the Material Contracts contains any burdensome restrictions on the Borrower or any of its properties, and each Material Contract is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under such contract by any party thereto.

     (ee) BUSINESS AND PROPERTIES. The business of the Borrower is not affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

     (ff) BUSINESS PLAN. The Business Plan and the Financial Statements delivered to the Lender on the Closing Date were prepared in good faith on the basis of assumptions which were fair in light of the conditions existing at the time of delivery thereof, and, with respect to the Business Plan, represented, at the time of delivery, the Borrower's best estimate of its future financial performance.

     (gg) AFFILIATE TRANSACTIONS. Except as specified in Schedule 6.1(gg), the Borrower is not a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower and (ii) upon fair and reasonable terms no less favorable to the Borrower than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

     (hh) SURVIVAL OF REPRESENTATIONS. All representations made by the Borrower in this Agreement and in any other Loan Document executed and delivered by it in connection herewith shall survive the execution and delivery hereof and thereof and the closing of the transactions contemplated hereby and thereby.


                                ARTICLE VII.

                          COVENANTS OF THE BORROWER
                          -------------------------

     SECTION 7.1. AFFIRMATIVE COVENANTS. Until termination of this Agreement and payment and satisfaction of all Obligations:

     (a) CORPORATE EXISTENCE. The Borrower shall, (i) maintain its corporate existence, (ii) maintain in full force and effect all material licenses, bonds, franchises, leases, trademarks, qualifications and authorizations to do business, and all material patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, and (iii) continue in, and limit its operations to, the same lines of business as presently conducted by it.

     (b) MAINTENANCE OF PROPERTY. The Borrower shall keep all property useful and necessary to its business in good working order and condition (ordinary wear and tear excepted) in accordance with its past operating practices.

     (c) AFFILIATE TRANSACTIONS. The Borrower shall conduct transactions with any of its Affiliates on an arm's-length basis or other basis no less favorable to the

Borrower and which are approved by the board of directors of the Borrower; PROVIDED HOWEVER, that approval of the board of directors shall not be required for the Borrower to (i) pay reasonable and customary fees and grant reasonable and customary stock options to the Borrower's directors; (ii) enter into transactions with Conven-Petro Insurance Company substantially on the terms and conditions heretofore conducted; (iii) enter into transactions with Gulf Oil to the extent contemplated by the Joint Venture Agreement dated as of June 30, 1993, as amended, among the Borrower, Catamount Petroleum, Limited Partnership and Catamount Management Corporation; (iv) make advances to officers, including Affiliates, of the Borrower for reasonable travel and other expenses in the ordinary course of business; (v) subject to Section 7.2(o), pay salaries, bonuses and other compensation and provide reasonable fringe benefits, including, without limitation, deferred compensation and stock plans, to officers of the Borrower; and (vi) subject to Sections 7.2(c), (e), (g) and (j), make sales, leases, transfers or other dispositions to or purchases, leases or other acquisitions from, and render services to or receive services from, or engage in other transactions with (including, without limitation, Investments in) any Affiliate and, in connection therewith, extend credit or make payments.

     (d) TAXES. The Borrower shall pay, when due, (i) all tax assessments, and other governmental charges and levies imposed against it or any of its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; PROVIDED, HOWEVER, that, unless such tax assessment, charge, levy or claim has become a Lien on any of the property of the Borrower, it need not be paid if it is being contested in good faith, by appropriate proceedings diligently conducted and an adequate reserve or other appropriate provision shall have been made therefor as required in accordance with GAAP.

     (e) GOVERNMENT REGULATIONS. The Borrower shall comply with all Requirements of Law applicable to it, including, without limitation, all applicable Federal, State, local or foreign laws and regulations, including, without limitation, those relating to environmental matters, employee matters (including the collection, payment and deposit of employees' income, unemployment and social security taxes) and with respect to pension liabilities, except where the failure to comply could not have a Material Adverse Effect.

     (f) Insurance.
         ---------

          (i) The Borrower shall keep or cause to be kept all Collateral insured against fire or other casualty to the extent that such property is insured as of the date hereof, in amounts not less than in existence as of the date hereof, as adjusted for inflation and deflation, and with insurance companies with ratings not less favorable than those of the Borrower's existing insurance carriers as of the date of this

     Agreement, any loss to be made payable to the Lender as its interest may appear.

          (ii) Without limiting the generality of the foregoing, the Borrower will keep its property and assets (including, without limitation, the Mortgaged Properties and any other Collateral) which are of an insurable character and which are customarily insured by companies of established reputation engaged in the same or similar businesses similarly situated insured by financially sound and reputable insurers who, if required by law, are licensed or authorized to do business in the jurisdiction in which such property and assets are located against loss or damage by fire, loss in transit, explosion and hazards insured against by extended coverage, in amounts sufficient to prevent the Borrower from becoming a co-insurer (other than maintaining reasonable deductibles but not in excess of $100,000 per occurrence) and not in any event less than eighty percent (80%) of the full insurable value of the property and assets insured (replacement value if available). All such property insurance coverages with respect to Collateral shall name the Lender as loss payee, as its interest may appear. The Borrower will maintain insurance with financially sound and reputable insurers who, if required by law, are licensed or authorized to do business in the jurisdiction in which the Borrower's property and assets are located, against other hazards and risks and liability to Persons and property, including, without limitation, business interruption insurance, to the extent and in the manner customary for companies of established reputation engaged in the same or similar businesses similarly situated, but in any event shall insure with general liability coverage in an amount of not less than $10,000,000. The insurance maintained by the Borrower shall be designed to compensate for the risk of any reasonably foreseeable type of occurrence or development which could have a Material Adverse Effect which is customarily insured against by companies of established reputation similarly situated.

          (iii) All liability policies held or maintained by the Borrower shall name the Lender as an additional insured as its interests may appear. Such policies and all property insurance policies shall waive any recourse against the Lender for the payment of premiums, commissions, calls or assessments thereunder. Each insurance policy naming the Lender as an additional insured and all property insurance policies shall provide for at least ten days' prior written notice to the Lender by the respective insurance underwriter in the event of cancellation or the failure of the Borrower to pay any premium which would suspend coverage under such policy. On the Closing Date and thereafter upon the request of the Lender, the Borrower shall cause each underwriter of each insurance policy naming the Lender as an additional insured or as loss payee/mortgagee to furnish the Lender with a certificate of insurance as to the coverage of each such insurance policy.

          (iv) Notwithstanding the provisions of this Section 7.1(f), the Borrower may supplement the insurance required to be kept in accordance with this Section, in whole or in part, by adopting some other method or plan of protection against loss by fire or other casualty at least equal in protection to the method or plan of protection against loss by fire or other casualty maintained by companies similarly situated and operating properties subject to similar hazards or on which properties an equal primary fire and other casualty insurance rate has been set by reputable insurance companies, and that if it shall adopt such other method or plan, it will pay to the Lender on account of any loss sustained by reason of the destruction or damage of such property by fire or other casualty, an amount of cash equal to such loss less any amounts otherwise paid to the Lender; PROVIDED, HOWEVER, that the Borrower shall keep in full force and effect
     (i) insurance policies with third party re-insurers or through reinsurance policies with third party re-insurers directly accessible to the Lender (such accessibility to be reasonably satisfactory to the Lender and its counsel), (ii) blanket property insurance coverage of at least $50,000,000 in the aggregate and (iii) general liability insurance of at least $10,000,000 and with such other terms as are included in such insurance coverages of the Borrower in existence on the date of this Agreement and the other Loan Documents and otherwise complying with the terms of clause
     (iii) of this Section 7.1(f). Any amounts of cash required to be paid by the Borrower pursuant to any such method or plan shall for the purposes of this Agreement be deemed to be proceeds of insurance. In case of the adoption of such other method or plan of protection, the Borrower shall also furnish to the Lender a certificate of an actuary or other qualified Person appointed by the Borrower (and reasonably acceptable to the Lender) with respect to the adequacy of such method or plan.

          (v) The Borrower agrees to deliver to the Lender, on or before July 31 of each year, and also whenever the Lender shall reasonably request, a detailed statement, signed by a Responsible Officer, of any fire or other casualty insurance policies then outstanding and in force upon the Borrower's property and assets, or any part thereof, including, or by reference to former statements, the names of the insurance companies which have issued the policies, and the amounts, deductibles and expiration dates thereof, together with (A) a detailed statement, signed by a Responsible Officer, of such other method or plan, if any, permitted by this Section 7.1(f), and
     (B) a certificate of such Responsible Officer to the effect that such insurance, method or plan in effect complies in all material respect with the requirements of this Section 7.1(f).

     (g) BOOKS AND RECORDS; INSPECTIONS. The Borrower shall (i) maintain books and records (including computer printouts and programs) pertaining to the Collateral in such detail, form and scope as is consistent with good business practice and (ii) provide the Lender and its agents access to the premises of the Borrower at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances (and, before the occurrence and continuance of an Event of Default, not more than three times in any twelve-month period), and at any time on and after the occurrence of a Default or Event of Default, for the purposes of (A) inspecting and verifying the Collateral, (B) inspecting and copying (at the Borrower's expense) any and all records pertaining thereto, and (C) discussing the affairs, finances and business of the Borrower with any executive officer and, if under the supervision of an executive officer, any other officer, employee or director of the Borrower or with the Auditors. The Borrower shall reimburse the Lender for the travel and related expenses of the Lender's employees or, at the Lender's option, of such outside accountants or examiners as may be retained by the Lender to verify or inspect collateral, records or documents of the Borrower on a regular basis or for a special inspection if the Lender deems the same appropriate, which expenses shall not, before the occurrence and continuance of an Event of Default, exceed $50,000 in the aggregate in any twelve-month period. If the Lender's own employees are used, the Borrower shall also pay such reasonable PER DIEM allowance as the Lender may from time to time establish, or, if outside examiners or accountants are used, the Borrower shall also pay the Lender such sum as the Lender may be obligated to pay as fees therefor. All such Obligations may be charged to the Loan Account or any other account of the Borrower with the Lender or any of its affiliates.

     (h) NOTIFICATION REQUIREMENTS. The Borrower shall timely give the Lender the following notices and other documents:

          (i) NOTICE OF DEFAULTS. Promptly, and in any event within two Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and the Borrower's proposed response thereto, each in reasonable detail.

          (ii) PROCEEDINGS OR ADVERSE CHANGES. Promptly, and in any event within five Business Days after the Borrower becomes aware of (A) any proceeding being instituted or threatened to be instituted by or against it in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) involving a sum, together with the sum involved in all other similar proceedings, in excess of $1,000,000 in the aggregate, (B) any order, judgment or decree involving a sum, together with the sum of all other orders, judgments or decrees, in excess of $1,000,000 in the aggregate being entered against the Borrower or any of its properties or assets, (C) any actual or prospective change, development or event which has had or could reasonably be expected to have a Material Adverse Effect, a written statement describing such proceeding, order, judgment, decree, change, development or event and any action being taken with respect thereto by the Borrower, (D) a change in the Collateral securing the Obligations from the places listed on Schedule 6.1(b) or (E) a proposed or actual change of the Borrower's name, identity or corporate structure, a written statement describing such proceeding, order, judgment, decree, change, development or event.

          (iii) ERISA NOTICES.

               (A) Promptly, and in any event within ten Business Days after a Termination Event has occurred, a written statement of a Responsible Officer describing such Termination Event and any action that is being taken with respect thereto by the Borrower or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC;

               (B) promptly, and in any event within three Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower or any ERISA Affiliate with respect to such request;

               (C) promptly, and in any event within three Business Days after receipt by the Borrower or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

               (D) promptly, and in any event within three Business Days after receipt by the Borrower or any ERISA Affiliate, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

                    (1) any Prohibited Transaction which could subject the Borrower or any ERISA Affiliate to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, or any trust created thereunder,

                    (2) any cessation of operations (by the Borrower or any ERISA Affiliate) at a facility in the circumstances described in
          Section 4063(e) of ERISA,

                    (3) a failure by the Borrower or any ERISA Affiliate to make a payment to a Plan required to avoid imposition of a Lien under
          Section 302(f) of ERISA,

                    (4) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

                    (5) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions;

               (E) promptly upon the request of the Lender, each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any ERISA Affiliate, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any ERISA Affiliate in which any of its personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each such Plan; and

               (F) promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

          (iv) MATERIAL CONTRACTS. Promptly, and in any event within ten Business Days after any Material Contract is terminated or amended or any new Material Contract is entered into, a written statement describing such event, with copies of amendments or new contracts, and an explanation of any actions being taken with respect thereto.

          (v) ENVIRONMENTAL MATTERS. Promptly, and in any event within ten days after receipt by the Borrower thereof, copies of each (A) written notice that any violation of any Environmental Law may have been committed or is about to be committed by the Borrower which violation could reasonably be expected to result in a liability or involve remediation costs in excess of $250,000 per violation or $1,000,000 in the aggregate, (B) written notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower alleging violations of any Environmental Law or requiring the Borrower to take any action in connection with the release of toxic or Hazardous Materials into the environment which violation or action could reasonably be expected to result in a liability or involve remediation costs in excess of $250,000 per violation or action or $1,000,000 in the aggregate, (C) written notice from a Governmental Authority or other Person alleging that the Borrower may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Material into the environment or any damages caused thereby in excess of $250,000 or (D) any Environmental Law adopted, enacted or issued after the date hereof of which the Borrower becomes aware which could reasonably be expected to have a Material Adverse Effect.

          (vi) UNDERGROUND STORAGE TANK REMOVAL. Within thirty days before the removal thereof, written notice of the Borrower's intention to remove an underground storage tank on a Mortgaged Property for a period of more than thirty days without replacing such underground storage tank (which in all cases shall be subject to Section 7.2(w)).

          (vii) PUBLIC FILINGS. Promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange.

     (i) NEW STORE OPENINGS; STORE CLOSINGS. (a) Promptly, and in any event within ten Business Days thereof, notice of

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

(i) the opening of new retail locations outside the jurisdictions specified on
Schedule 3.4(b) and (ii) the closing of any retail location which is a Mortgaged Property and (b) on each six-month anniversary of the Closing Date, a list of all new retail locations opened and retail stores closed since the most recent six-month period.

     (j) QUALIFY TO TRANSACT BUSINESS. The Borrower shall qualify to transact business as a foreign corporation in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized would have a Material Adverse Effect.

     (k) FINANCIAL REPORTING. The Borrower shall timely deliver to the Lender the following financial information:

          (i) ANNUAL FINANCIAL STATEMENTS. As soon as available, but not later than 120 days after the end of each fiscal year, beginning with the fiscal year ended September 30, 1996, (A) the Borrower's annual audited Financial Statements; (B) a comparison in reasonable detail to the prior year's audited Financial Statements; (C) the Auditors' opinion without Qualification and a statement indicating that the Auditors have not obtained knowledge of the existence of any Default or Event of Default during their audit; (D) a narrative discussion of the Borrower's financial condition and results of operations and the liquidity and capital resources for such fiscal year, prepared by a Responsible Officer; and (E) a compliance certificate, substantially in the form of Exhibit J (the "Compliance Certificate"), signed by a Responsible Officer, with an attached schedule of calculations demonstrating compliance with the Financial Covenants.

          (ii) MANAGEMENT LETTER. As soon as available, but not later than 180 days after the end of each fiscal year, beginning with the fiscal year ended September 30, 1996, a "Management Letter."

          (iii) PROJECTIONS. Not later than forty-five days after the end of each fiscal year of the Borrower, the Business Plan of the Borrower for the three-year period commencing with the next succeeding fiscal year of the Borrower certified by a Responsible Officer.

          (iv) MONTHLY FINANCIAL STATEMENTS. As soon as available, but not later than forty-five days after the end of each month, commencing with the month in which the Closing Date occurs, (A) the Borrower's interim Financial Statements as at the end of such month and for the fiscal year to date; (B) a comparison to the Financial Statements for the same periods in the prior year; and (C) a certification by a Responsible Officer that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments).

          (v) MONTHLY COMPARISON TO PRIOR PROJECTIONS. As soon as available, but not later than forty-five days after the end of each month, commencing with the month in which the Closing Date occurs, a comparison of actual results of operations, cash flow and capital expenditures for the Borrower for such month and for the period from the beginning of the current fiscal year through the end of such month with amounts previously projected for those periods and with actual results for corresponding periods in the previous fiscal year.

          (vi) BORROWING BASE CERTIFICATES. Weekly, not later than the close of business on each Friday, a borrowing base certificate, substantially in the form of Exhibit C (the "Borrowing Base Certificate"), detailing the Eligible Receivables as of Friday of the immediately preceding week, the Eligible Inventory as of the last day of the immediately preceding month and, if there have been any changes thereto, the Real Estate Borrowing Base as of the Friday of the immediately preceding week, and which shall be prepared by or under the supervision of the Chief Financial Officer, Vice President-Corporate Controller or Treasurer of the Borrower and certified by such officer subject only to adjustment upon completion of a normal year-end audit of physical inventory.

          (vii) RECEIVABLES AGINGS. Monthly, not later than the 15th day of each month, agings of Receivables, in scope and detail satisfactory to the Lender, as of the end of the prior month.

          (viii) GULF OIL FINANCIAL STATEMENTS. (A) As soon as available, but not later than 120 days after the end of each fiscal year of Gulf Oil commencing September 30, 1996, the balance sheet, income statement, statement of cash flow and statement of changes in partner's equity for and as at the end of such year, certified by an auditor and prepared in accordance with GAAP; and (B) as soon as available, but not later than forty-five days after the end of each fiscal quarter of Gulf Oil, the balance sheet, statement of operations, cash flows, profits and losses and partner's equity for and as of the end of such quarter, certified by a responsible officer of Gulf Oil and prepared in accordance with GAAP.

          (ix) COMPLIANCE CERTIFICATE. As soon as available, but not later than forty-five days after the end of each fiscal quarter, beginning with the fiscal quarter ended June 30, 1996, a Compliance Certificate signed by a Responsible Officer, with an attached schedule of calculations demonstrating compliance with the Financial Covenants.

     (l) OTHER FINANCIAL INFORMATION. The Borrower shall timely deliver to the Lender, when requested by the Lender, any further information respecting the financial condition of the Borrower or any Mortgaged Property. The Borrower authorizes the Lender to communicate directly with its executive officers and, if under the supervision of an executive officer, its other officers, employees and Auditors and to examine and make abstracts from its books and records. The Borrower authorizes its Auditors to disclose to the Lender any and all financial statements, work, papers and other information of any kind that they may have with respect to the Borrower and its business and financial and other affairs, but only to the extent permitted by generally accepted standards of professional accounting practice. The Lender shall treat such information as confidential. The Borrower shall deliver a letter addressed to the Auditors requesting them to comply with the provisions of this paragraph when requested by the Lender.

     (m) PUNCTUAL PAYMENT. The Borrower shall timely pay the principal and interest and any other amount due under this Agreement and the other Loan Documents.

     (n) PAYMENT OF LIABILITIES. The Borrower shall pay and discharge, in the ordinary course of business, all obligations and liabilities (including, without limitation, tax liabilities and other governmental charges), except where the same may be contested in good faith by appropriate proceedings and adequate reserves with respect thereto have been provided on the books and records of the Borrower in accordance with GAAP.

     (o) ERISA. The Borrower shall (a) maintain each Plan intended to qualify under Section 401(a) of the Internal Revenue Code so as to satisfy the qualification requirements thereof, (b) contribute, or require that contributions be made, in a timely manner (i) to each Plan in amounts sufficient
(A) to satisfy the minimum funding requirements of Section 302 of ERISA or
Section 412 of the Internal Revenue Code, if applicable, (B) to satisfy any other requirements of the law and (C) to satisfy the terms and conditions of each such Plan, and (ii) to each Foreign Plan in amounts sufficient to satisfy the minimum funding requirements of any applicable law or regulation, without any application for a waiver from any such funding requirements, (c) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations), (d) pay in a timely manner, in all material respects, all required premiums to the PBGC,

(e) deliver a copy to the Lender within thirty days of the receipt by, or the requisite filing or notification date for, the Borrower or any ERISA Affiliate of any: (i) notice of a Reportable Event for a Plan to the PBGC, (ii) notice of an intent to terminate a Plan to the PBGC, (iii) notice from the PBGC relating to the failure of the Borrower or any ERISA Affiliate to timely pay premiums to the PBGC, the PBGC's intent to terminate any Plan, the appointment of a trustee to administer a Plan or the imposition of Employer Liability, computed under Sections 4062, 4063 or 4064 of ERISA, on the Borrower or any ERISA Affiliate,
(iv) notice and demand for payment of Withdrawal Liability, described in Section 4201 of ERISA, by the Borrower or any ERISA Affiliate from a Multiemployer Plan,
(v) notice of any claim made against the Borrower or any related Person for unpaid contributions with respect to a Plan, (vi) notice to the PBGC or any Plan participant or beneficiary of any failure to make a required contribution to a Plan, (vii) notice by the Department of Labor of any penalty, audit, investigation or any purported violation of ERISA with respect to a Plan, (viii) notice by the Internal Revenue Service or the Treasury Department of any income tax deficiency or delinquency, excise tax, penalty, audit or investigation with respect to a Plan, (ix) an application for a waiver of the minimum funding requirement for any Plan or Foreign Plan or a request for any exemption from a Prohibited Transaction with respect to any Plan, and (x) a complaint filed in court, judgment, award or settlement agreement with respect to a Plan that may result in material liability to the Borrower or any ERISA Affiliate, or may have a Material Adverse Effect and (f) furnish to the Lender, upon request from the Lender, whichever of the following may be applicable: (i) a certificate of the Borrower or an ERISA Affiliate signed on its behalf by the Chief Executive Officer or Chief Financial Officer of such Person setting forth details as to the termination of a Plan, an application for a waiver of a minimum funding requirement or an application for an exemption from a Prohibited Transaction, and the action that such Person is taking or proposes to take with respect thereto, (ii) a copy of each annual report or summary annual report with respect to any Plan, (iii) copies of all actuarial valuations received by the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Plan and (iv) copies of all correspondence with the PBGC, the Secretary of Labor or any representative of the Internal Revenue Service with respect to any Plan or any other governmental agency with respect to any Foreign Plan relating to an actual or threatened change or development that could have a Material Adverse Effect on the property, operations or condition (financial or otherwise) of the Borrower or an ERISA Affiliate.

     As used in this Section 7.1(o) and in Section 6.1(y)(ix), the following terms shall have the following meanings:

          (i) "Employer Liability" means the liability computed under Section 4062, 4063 or 4064 of ERISA.

          (ii) "Foreign Plan" means a plan that provides retirement or health benefits and that is maintained by, or otherwise contributed to, the Borrower for the benefit of employees outside the United States.

          (iii) "Withdrawal Liability" means the liability described in Section 4201 of ERISA.

     (p) ENVIRONMENTAL MATTERS. The Borrower shall conduct its business so as to comply in all material respects with all applicable Environmental Laws including, without limitation, compliance with the terms and conditions of all permits, governmental authorizations and the schedule for the replacement of steel underground storage tanks with noncorrosive underground storage tanks or the upgrade of such tanks with cathodic protectors, as set forth on Schedule 7.1(p).

     (q) TRADEMARKS. The Borrower shall do and cause to be done all things necessary to preserve and keep in full force and effect all of its material registrations of trademarks, service marks and other marks, trade names and other trade rights.

     (r) SOLVENCY. The Borrower shall be and remain Solvent at all times.

     (s) EXCESS AVAILABILITY. The Borrower shall maintain Excess Availability of at least $10,000,000 until not less than $12,000,000 of cash collateral deposited in respect of the Existing Letters of Credit has been released and paid over to the Borrower.

     (t) FURTHER ASSURANCES. The Borrower shall take all such further actions and execute all such further documents and instruments as the Lender may reasonably determine to be necessary or desirable to perfect or protect the Liens (and the priority status thereof) of the Lender on the Collateral.

     (u) GULF OIL DEMAND LOANS. The Borrower shall (i) demand payment under the Gulf Oil Demand Loans as soon as payment thereunder would not result in a default under the Discretionary Demand Line of Credit Letter Agreement dated as of December 29, 1993 among Gulf Oil, The First National Bank of Boston ("FNBB"), Banque Paribas and FNBB, as agent, and (ii) if Gulf Oil does not make full payment thereunder within ten days of demand therefor, diligently enforce its rights and remedies against Gulf Oil to the fullest extent permitted thereunder and under applicable law.

     SECTION 7.2. NEGATIVE COVENANTS. Until termination of this Agreement and payment and satisfaction of all Obligations:

     (a) INDEBTEDNESS. The Borrower will not, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than:

          (i) Indebtedness under the Loan Documents;

          (ii) Existing Indebtedness (which amount shall not exceed $255,000,000) and, if on terms no less favorable to the Borrower, any refinancings, extensions and replacements of any such Indebtedness constituting mortgage Indebtedness;

          (iii) endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

          (iv) Indebtedness secured by purchase money Liens on Equipment acquired after the date of this Agreement which may be deemed to arise under operating leases;

          (v) Indebtedness under Capitalized Lease Obligations, additional mortgage Indebtedness and Indebtedness secured by purchase money Liens in an aggregate outstanding amount not to exceed $45,000,000 at any time;

          (vi) Indebtedness arising from hedging or swap agreements in an aggregate outstanding amount not to exceed $2,500,000 at any time; and

          (vii) other Indebtedness in an aggregate outstanding amount not to exceed $7,500,000 at any time which shall be subordinated on terms and under documentation in form and substance satisfactory to the Lender.

     (b) CONTINGENT OBLIGATIONS. The Borrower will not, directly or indirectly, incur, assume, or suffer to exist any Contingent Obligation, excluding (i) indemnities given in connection with the sale of Inventory or other asset dispositions permitted hereunder and (ii) Contingent Obligations for Indebtedness permitted to be incurred under Section 7.2(a).

     (c) CORPORATE CHANGES, ETC. The Borrower will not, directly or indirectly, merge or consolidate with any Person or amend, alter or modify the Governing Documents or its corporate name, mailing address, principal places of business, structure, status or existence, or liquidate or dissolve itself (or suffer any liquidation or dissolution) or issue any capital stock, except for a merger or consolidation in which the Borrower is the surviving entity and the amount of any consideration (whether in cash or otherwise) paid by the Borrower in connection therewith does not exceed $10,000,000, PROVIDED that, after giving effect to such merger or consolidation, the sum of Excess Availability and the Borrower's cash and Cash Equivalents on hand exceeds $10,000,000.

     (d) CHANGE IN NATURE OF BUSINESS. The Borrower will not at any time make any material change in the lines of its business as carried on at the date hereof or enter into any new line of business.

     (e) SALES, ETC. OF ASSETS. The Borrower will not, directly or indirectly, in any fiscal year, sell, transfer or otherwise dispose of any assets, or grant any option or other right to purchase or otherwise acquire any assets, with an aggregate value in excess of $1,000,000, except (i) sales of Inventory in the ordinary course of business, (ii) sales of Inventory in connection with the sale of a retail location, (iii) sales of obsolete equipment or Inventory in the ordinary course of its business, (iv) sales of real property not constituting Collateral in the ordinary course of business, (v) sales of other assets not constituting Collateral in any fiscal year with an aggregate value of up to $5,000,000, (vi) sales of Mortgaged Properties in the ordinary course of business if prior to or simultaneously with any such sale, (A) the Borrower grants to the Lender a mortgage on Qualified Property having a Fair Market Value at least equal to 100% of the Fair Market Value of the property proposed to be sold pursuant to documentation in the same form as the documentation executed and delivered in connection with the initial Mortgaged Properties and (B) the Borrower delivers a legal opinion of counsel to the Borrower (which may be from in-house counsel), a certificate of an appraiser for the Lender setting forth the value of such Qualified Property, a report of an environmental engineer setting forth the environmental costs and liabilities associated with such Qualified Property and title insurance, in each case in form and substance satisfactory to the Lender and (vii) sales of Mortgaged Properties in the ordinary course of business so long as all net cash proceeds thereof (which shall not be less than 70% of the Fair Market Value of the Mortgaged Properties
sold) are used to reduce the outstanding amount of the Revolving Credit Loans whereupon the Lender shall take a reserve (not to exceed $15,000,000 in the aggregate) in an amount equal to the Fair Market Value of the Mortgaged Properties sold until such Mortgaged Property has been replaced with Qualified Property on the terms set forth in clause (v) thereof whereupon such reserve shall be reduced by the Fair Market Value of such Qualified Property.

     (f) CANCELLATION OF DEBT. The Borrower will not cancel any claim or debt owed to it, except for consideration in the ordinary course of business.

     (g) LOANS TO OTHER PERSONS. The Borrower will not at any time make a loan or advance any credit (except to trade debtors in the ordinary course of business) to any Person, except (i) loans existing on the date hereof and specified in Schedule 7.2(g), (ii) loans and advances made to employees in the ordinary course of business in an aggregate outstanding amount not to exceed $350,000 at any time, (iii) loans in the ordinary course of business made to purchasers of Properties to finance the purchase price of such Properties on commercially reasonable terms, (iv) demand loans to Gulf Oil (the "GULF OIL DEMAND LOANS") in any fiscal year on terms satisfactory to the Lender (but subordinated in liquidation to the obligations of Gulf Oil under the Discretionary Demand Line of Credit Letter Agreement dated December 29, 1993 among Gulf Oil, FNBB, Banque Paribas and FNBB, as agent) not to exceed (A) the amount distributable to the Borrower in such fiscal year under Section 4.6 of the Gulf Partnership Agreement and (B) $2,000,000 in the aggregate outstanding at any time and (v) so long as no Default or Event of Default has occurred and is continuing, additional loans in an aggregate outstanding principal amount not to exceed $3,000,000.

     (h) LIENS, ETC. The Borrower will not, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any of the Collateral, other than:

          (i) Liens created hereunder and by the Security Documents;

          (ii) Permitted Liens;

          (iii) the Liens existing on the date hereof and specified in Schedule 7.2(h);

          (iv) Liens securing Indebtedness under Capitalized Lease Obligations, additional mortgage Indebtedness and Indebtedness secured by purchase money Liens permitted under Section 7.2(a)(iv) and (v); PROVIDED, HOWEVER, that no such Lien shall extend to cover any property other than the property acquired or leased in connection therewith; and

          (v) the replacement, extension or renewal of any Lien permitted by
     Section 7.2(h)(iii) upon or in the same property theretofore subject thereto and in respect of the replacement, extension or renewal (without increase in the amount or any change in the obligor) of the Indebtedness secured thereby.

     (I) DIVIDENDS, STOCK REDEMPTIONS, STOCK ISSUANCES, EXCHANGE, DISTRIBUTIONS, ETC. The Borrower will not, directly or indirectly, declare or pay any dividends or distributions on, purchase, redeem, retire or issue any shares of any class of its capital stock or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding

("Stock"), or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of its Stock, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower, except that, so long as (i) no Default or Event of Default has occurred and is continuing or would occur as a result thereof and
(ii) the shareholders of the Borrower shall have complied with all of their obligations under the S Corporation Agreement, the Borrower may pay distributions in accordance with the S Corporation Agreement (A) to its shareholders in amounts required for such shareholders to pay Federal, state and local income taxes, interest and penalties but only to the extent such income taxes, interest and penalties are directly attributable to the income of the Borrower and (B) commencing on the date that is ten Business Days after the date on which the Lender receives the Financial Statement referred to in Section 7.1(k)(i) for the fiscal year then ended until the last day of the following fiscal year, the Borrower may pay dividends or distributions to its shareholders in an aggregate amount equal to the lesser of (x) 20% of Excess Cash Flow for such fiscal year and (y) $5,000,000.

     (j) INVESTMENTS IN OTHER PERSONS. Except as specified in Schedule 6.1(u), the Borrower will not, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) other than (i) Investments in Cash Equivalents and Investments permitted by Section 7.2(g), (ii) Investments permitted by Section 7.2(c) and (iii) other Investments of up to $1,000,000 in the aggregate in any fiscal year that have been approved by the Borrower's board of directors in the exercise of such board's good faith business judgment.

     (k) PARTNERSHIPS; SUBSIDIARIES; JOINT VENTURES; MANAGEMENT CONTRACTS. The Borrower will not at any time create any direct or indirect Subsidiary, enter into any joint venture or similar arrangement or become a partner in any general or limited partnership or enter into any management contract (other than an employment contract for the full-time employment of an officer or employee entered into in the regular course of the Borrower's business) permitting third party management rights with respect to the Borrower's business.

     (l) FISCAL YEAR. The Borrower will not change its fiscal year from a year ending September 30.

     (m) ACCOUNTING CHANGES. The Borrower will not at any time make or permit any change in accounting policies or reporting practices, except as required by GAAP.

     (n) BROKER'S OR FINDER'S FEES. The Borrower will not pay or incur any broker's or finder's fees in connection with this Agreement or the transactions contemplated hereby.

     (o) EXECUTIVE COMPENSATION; REIMBURSEMENT FOR EXPENSES. The Borrower will not pay any salary, management, director or other fee or other direct or indirect remuneration or compensation to its voting stockholders (excluding reasonable fringe benefits including, without limitation, reasonable automobile allowances, health benefits, insurance coverage and stock plans and accruals with respect to health plans) in excess of (i) $3,000,000 in the aggregate in the fiscal year of the Borrower ending September 30, 1996 or (ii) $3,000,000 plus an increment consistent with any increase in the consumer price index in the aggregate in any subsequent fiscal year of the Borrower.

     (p) NO PROHIBITED TRANSACTIONS UNDER ERISA. The Borrower will not, directly or indirectly:

          (i) Engage in any prohibited transaction which could reasonably be expected to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

          (ii) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

          (iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (iv) terminate any Benefit Plan where such event would result in any liability of the Borrower or any ERISA Affiliate under Title IV of ERISA;

          (v) fail to make any required contribution or payment to any Multiemployer Plan;

          (vi) fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

          (vii) amend a Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code; or

          (viii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA.

     (q) UNUSUAL TERMS OF SALE. The Borrower will not sell goods or products for which payment is due more than seventy days from the date of invoice, except for sales of goods or products of up to $1,000,000 in the aggregate in any fiscal year for which payment is due up to 180 days from the date of invoice.

     (r) PREPAYMENTS AND AMENDMENTS OF MATERIAL CONTRACTS. The Borrower will not at any time (i) make any payment in violation of any subordination terms of any Indebtedness, other than the prepayment of the Loans in accordance with the terms of this Agreement, (ii) prepay or otherwise satisfy prior to the scheduled maturity thereof in any manner the Indebtedness of the Borrower to the Class 12 Holders (it being understood that the payment of "Target Payments" (as defined in the Reorganization Plan) shall be deemed to be made upon scheduled maturity) or (iii) amend, modify, cancel or terminate, or permit the amendment, modification, cancellation or termination of, any Material Contract, except in the event that such amendments or modifications could not have a Material Adverse Effect, or amend, modify, cancel or terminate, or permit the amendment, modification, cancellation or termination of any provision of (A) the Gulf Partnership Agreement relating to or affecting distributions or dividends or (B) the S Corporation Agreement, except that the Borrower shall be permitted to terminate the S Corporation Agreement if the Borrower has used all tax loss carryovers available to it that are attributable to the ownership by the shareholders of the shares of the Borrower.

     (s) LEASES. The Borrower will not lease to any Person any of the Mortgaged Properties, except that so long as no Default or Event of Default has occurred and is continuing, the Borrower may enter into leases with terms of not more than ten years and with market rate rents so long as (i) the Borrower shall have granted to the Lender an assignment of rents and leases pursuant to an assignment substantially in the form of Exhibit R, (ii) such lease does not prohibit assignment of the Borrower's rights thereunder to the Lender and (iii) the Borrower shall have taken all such further actions and executes all such further documents and instruments as the Lender may reasonably determine to be necessary or desirable to cause the execution, delivery and performance of such documentation to be duly authorized, executed and delivered and to perfect, enforce and protect the Liens (and the priority status thereof) of the Lender thereon.

     (t) ACQUISITION OF STOCK OR ASSETS. The Borrower will not acquire or commit or agree to acquire all or any material portion of the stock, securities or assets of any other Person other than Investments permitted under Section 7.2(j).

     (u) USE OF PROCEEDS. The Borrower will not use any portion of the proceeds of any Revolving Credit Loan or Real Estate Term Loan in violation of Section
2.4 or for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation G of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation G, T, U or X of such Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement.

     (v) COLLATERAL ACCESS AGREEMENTS. The Borrower will not suffer to be terminated any Collateral Access Agreement.

     (w) REMOVAL OF UNDERGROUND STORAGE TANKS. The Borrower will not remove any underground storage tank on any Mortgaged Property for a period greater than thirty days without replacing such underground storage tank unless (i) it has given the notice required under Section 7.1(h)(vi) and (ii) such Mortgaged Property, together with all other Mortgaged Properties on which underground storage tanks have been removed, have an aggregate Fair Market Value of less than $2,000,000.

     (x) STORE CLOSINGS. The Borrower will not cease operations on any Mortgaged Property which, together with all other Mortgaged Properties at which operations have ceased, have a Fair Market Value as of the date of this Agreement in excess of $3,000,000 unless prior thereto or simultaneously therewith the Borrower grants to the Lender Mortgages on Qualified Properties having an aggregate Fair Market Value not less than the Fair Market Value of the Mortgaged Properties (determined as of the date of this Agreement) on which operations have ceased.


                                  ARTICLE VIII.

                               FINANCIAL COVENANTS
                               -------------------

       Until termination of this Agreement and payment and satisfaction of all
Obligations:

    SECTION 8.1. LEVERAGE. The ratio of the Borrower's Liabilities to the
Borrower's Tangible Net Worth, on the last day of any fiscal quarter, shall not be more than the ratio set forth below opposite such date:

          Period                                            Leverage Ratio
          ------                                            --------------
                                                                6.8:1

    September 30, 1996                                          6.6:1

     December 31, 1996                                          6.4:1

      March 31, 1997                                            6.2:1

                                     -72-

      June 30, 1997                                             6.0:1

    September 30, 1997                                          5.8:1

    December 31, 1997                                           5.6:1

      March 31, 1998                                            5.4:1

      June 30, 1998                                             5.2:1

    September 30, 1998                                          5.0:1

    December 31, 1998                                           4.8:1

    SECTION 8.2. FIXED CHARGE COVERAGE RATIO. The Borrower's Fixed Charge
Coverage Ratio, for each fiscal period set forth below, shall not be less than the ratio set forth below opposite such period.

  April 1, 1996 through June 30, 1996                        0.80:1

  July 1, 1996 through September 30, 1996                    1.05:1

  October 1, 1996 through December 31, 1996                  1.05:1

  October 1, 1996 through March 31, 1997                     1.05:1

  July 1, 1996 through June 30, 1997                         1.05:1

  October 1, 1996 through September 30, 1997                 1.05:1

  January 1, 1997 through December 31, 1997                  1.05:1

  April 1, 1997 through March 31, 1998                       1.05:1

  July 1, 1997 through June 30, 1998                         1.05:1

  October 1, 1997 through September 30, 1998                 1.05:1

  January 1, 1998 through December 31, 1998                  1.05:1


     SECTION 8.3. CAPITAL EXPENDITURES. The aggregate amount of the Borrower's Capital Expenditures made in any fiscal year commencing with the fiscal year ending September 30, 1996 shall not exceed $30,000,000; PROVIDED, HOWEVER, that any amount of Capital Expenditures not made in any fiscal year may be made in the next fiscal year, but not in any subsequent fiscal year.

     SECTION 8.4. BUSINESS PLAN. The Lender and the Borrower acknowledge that the foregoing financial covenants were established by the Lender and the Borrower on the basis of the Business Plan provided to the Lender by the Borrower in accordance with Section 5.1(a)(xiv) of this Agreement, after leaving a margin in favor of the Borrower which the Lender and the Borrower have agreed is fair. Accordingly, the Lender and the Borrower have agreed that any failure by the Borrower to comply with the express terms of any Financial Covenant shall be deemed material for purposes of this Agreement.

                                 ARTICLE IX.

                              EVENTS OF DEFAULT
                              -----------------



     SECTION 9.1. EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default":

     (a) the Borrower shall fail to pay (i) all amounts payable under Section 2.5(a)(i), upon demand therefor and (ii) any principal, interest, fees, expenses or other Obligations, within ten days of the date on which such amounts are payable, whether at stated maturity, by acceleration, or otherwise; or

     (b) the Borrower shall fail to perform or observe any term, condition, covenant or agreement contained in (i) Section 7.2(a), (b), (d), (e), (f), (g),
(h), (i)(A), (q), (w) or (x) within thirty days of the initial date on which such failure occurred or (ii) any other Section of this Agreement or any of the other Loan Documents; or

     (c) the Borrower or any Material Affiliate shall dissolve, wind up or otherwise cease to conduct its business; or

     (d) the Borrower or any Material Affiliate shall become the subject of (i) an Insolvency Event except as set forth in clause (e) of the definition of Insolvency Event or (ii) an Insolvency Event as set forth in clause (e) of the definition of Insolvency Event that is not resolved or dismissed within sixty days; or

     (e) the Borrower shall fail to pay any Indebtedness under the Indenture or under the Indenture dated as of October 1, 1993 between the Borrower and State Street Bank and Trust Company, as Trustee, as amended supplemental or otherwise modified from time to time or other Indebtedness in excess of $7,500,000 in the aggregate (other than the Indebtedness hereunder) or any interest or premium thereon, when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or (iii) shall otherwise be in breach or default in any of its obligations under any agreement with respect to any such Indebtedness, if the effect of such breach, default or failure to pay is to cause such Indebtedness to become due or redeemed or permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to declare such Indebtedness due or require such Indebtedness to be redeemed prior to its stated maturity; or

     (f) any representation or warranty made by the Borrower under or in connection with any Loan Document, Financial Statement or certificate delivered in connection therewith shall prove to have been incorrect in any material respect when made or deemed made; or

     (g) any Federal tax lien for more than $250,000 is filed of record against the Borrower and is not bonded or discharged within ten Business Days or any tax assessment for more than $7,500,000 is rendered against the Borrower that is not bonded or discharged within ten Business Days; or

     (h) less than a majority of the members of the Borrower's board of directors shall be Non-Family Directors; or

     (i) more than 50% in the aggregate of the voting stock of the Borrower shall become subject to any contractual, judicial or statutory Lien (other than any Lien in favor of Coven-Petro Insurance Company existing on the date of this Agreement) which Lien shall not be discharged within forty-five days; or

     (j) any judgment or order for the payment of money in excess of, (i) $500,000 in the aggregate in the case of judgments and orders in favor of vendors, suppliers or other trade creditors or (ii) $5,000,000 in the aggregate in the case of all other judgments and orders, shall be rendered against the Borrower and shall not be stayed, vacated, bonded or discharged within thirty days; or

     (k) any covenant, agreement or obligation of the Borrower contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; the Borrower shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith; or any Liens granted in any of the Collateral shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement; or

     (l) a Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and, except as a result of the failure to file Uniform Commercial Code continuation statements, perfected first priority (except as otherwise permitted under Section 7.2(h)) Lien on the Collateral purported to be covered thereby; or

     (m) the independent public accountants for the Borrower shall deliver a Qualified opinion on any Financial Statement; or

     (n) the occurrence of any event or condition that, in the Lender's reasonable judgment, could reasonably be expected to have a Material Adverse Effect; or

     (o) any of the chief executive officer, chief operating officer or chief financial officer of the Borrower is terminated or resigns from his or her office and is not replaced with a person reasonably acceptable to the Lender; or

     (p) D.B. Haseotes shall be involved in any of the daily operations or management of the Borrower except (i) as expressly authorized by the president or chief executive officer of the Borrower or (ii) in connection with overseeing the Borrower's interests in Gulf Oil or the Borrower's relationships with Vitol S.A. Inc., Newfoundland Processing Ltd. or the refinery operations of either of such companies; or

     (q) the failure of the Borrower to receive all distributions declared by Gulf Oil when payable; or

     (r) the Borrower ceases to be an eligible corporation under Subchapter S of the Internal Revenue Code for any reason whatsoever unless the Borrower has used all tax loss carryovers available to it that are attributable to the ownership by the shareholders of the shares of the Borrower; or

     (s) the shareholders of the Borrower as of the date of this Agreement shall cease to own or control, beneficially and of record, at least 50% of the voting stock in the Borrower, except for any transfer of voting stock by any such shareholder to a member of its immediate family solely for estate planning purposes where such shareholder retains the right to control the voting interest in such voting stock; or

     (t) the certificate of incorporation or by-laws of the Borrower is amended or otherwise modified and such amendment or other modification directly or indirectly affects this Agreement, any of the other Loan Documents or any of the matters or transactions contemplated or covered hereby or thereby.

     SECTION 9.2. ACCELERATION AND CASH COLLATERALIZATION. Upon the occurrence and during the continuance of an Event of Default, the Lender may take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against the Borrower:

     (a) ACCELERATION. Upon delivery of written notice to the Borrower from the Lender, all Obligations shall be declared to be immediately due and payable (except with respect to any Event of Default under Section 9.1(b)(ii) (only insofar as such Event of Default arises from the Borrower's breach of Section 7.2(r)(ii)), 9.1(d), 9.1(h), 9.1(o) or 9.1(p), in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand to the Borrower) without presentment, demand, protest or any other action or obligation of the Lender.

     (b) TERMINATION OF COMMITMENT. Upon delivery of written notice to the Borrower from the Lender, the Lender's obligation to make Advances hereunder shall be immediately terminated and, at all times thereafter, all Loans made by the Lender pursuant to this Agreement shall be in the Lender's sole discretion. Notwithstanding any termination of this Agreement, until all Obligations shall have been fully and indefeasibly paid and satisfied, the Lender shall retain all security in all guaranties and in all existing and future Receivables, Inventory, and other collateral held by it hereunder or under any other agreement, and the Borrower shall continue to assign Receivables and consign Inventory to the Lender and continue to turn over collections to it.

     (c) CASH COLLATERALIZATION. With respect to all Letters of Credit outstanding at the time of an acceleration pursuant to Section 9.2(a), the Borrower shall at such time deposit in a cash collateral account established by the Lender an amount equal to 100% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be (i) under the sole dominion and control of the Lender, (ii) invested in Cash Equivalents and (iii) applied by the Lender to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit obligations shall have been satisfied and all other Obligations shall have been indefeasibly paid in full in cash, the balance, if any, in such cash collateral account shall be returned to the Borrower.

     (d) RELEASE OF LIENS. Upon (i) the full and final indefeasible payment in cash of the Loans and all other Obligations other than Obligations in respect of Letters of Credit and (ii) the deposit by the Borrower of cash pursuant to
Section 9.2(c), the Lender agrees, at the request of the Borrower, to reassign and redeliver to the Borrower all of the Collateral hereunder (other than cash and Cash Equivalents which shall be held by the Lender pursuant to Section 9.2(c) and the other terms of this Agreement) which has not been sold or disposed of or applied by the Lender in accordance with the terms of this Agreement. Such reassignment and redelivery shall be without warranty by or recourse to the Lender, except as to the absence of any prior assignments by the Lender of its interest in such Collateral, and shall be at the sole expense of the Borrower. The Lender shall also execute and deliver to the Borrower, at the sole expense of the Borrower, such Uniform Commercial Code termination statements, mortgage discharges and other documents as may be reasonably requested by the Borrower to effect the reassignment and redelivery of such Collateral.

     SECTION 9.3. REMEDIES.

     (a) Upon the occurrence and during the continuance of an Event of Default, the Lender shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law and the Loan Documents, and the Lender may do any or all of the following:

          (i) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to the Receivables or use (at the expense of the Borrower) such supplies or space of the Borrower at the Borrower's places of business necessary to administer and collect the Receivables;

          (ii) accelerate or extend the time of payment, compromise, issue credits, or bring suit on the Receivables (in the name of the Borrower or the Lender) and otherwise administer and collect the Receivables;

          (iii) sell, assign and deliver the Receivables and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and

          (iv) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

The Lender may bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by the Borrower. If notice of intended disposition of any Collateral is required by law, it is agreed that five Business Days notice shall constitute reasonable notification. The Borrower will assemble the Collateral and make it available at such locations as the Lender may specify, whether at the premises of the Borrower or elsewhere, and will make available to the Lender the premises and facilities of the Borrower for the purpose of the Lender's taking possession of or removing the Collateral or putting the Collateral in saleable form.

     (b) The proceeds of all Collateral granted to the Lender pursuant to the Loan Documents or otherwise shall be applied by the Lender to the payment of the Obligations in the following order:

          (i) FIRST, to the payment of all costs and expenses of the Lender incurred in connection with the preservation, collection and enforcement of the Obligations or of any of the liens granted to the Lender pursuant to the Loan Documents or otherwise;

          (ii) SECOND, to the payment of that portion of the Obligations constituting accrued and unpaid interest and fees and indemnities payable under this Agreement and the other Loan Documents;

          (iii) THIRD, to the payment of the principal of the Real Estate Term Loans until the outstanding principal amount of the Real Estate Term Loans shall be paid in full;

          (iv) FOURTH, to the payment of the principal of the Revolving Credit Loans until the outstanding principal amount of the Revolving Credit Loans shall be paid in full;

          (v) FIFTH, to the payment of all other Obligations until such other Obligations shall be paid in full; and

          (vi) SIXTH, the balance, if any, after all of the Obligations have been fully paid and satisfied, shall, except as otherwise provided in the Loan Documents, be deposited by the Lender in an account designated by the Borrower, or paid over to such other Person or Persons as may be required by law.

     SECTION 9.4. RIGHT OF SETOFF. In addition to and not in limitation of all rights of offset that the Lender may have under applicable law, upon the occurrence of any Event of Default, and whether or not the Lender has made any demand or the Obligations of the Borrower have matured, the Lender shall have the right to appropriate and apply to the payment of the Obligations of the Borrower all deposits and other obligations then or thereafter owing by the Lender to or for the credit or the account of the Borrower. In the event that the Lender exercises any of its rights under this Section 9.4, the Lender shall provide notice to the Borrower of such exercise, PROVIDED that the failure to give such notice shall not affect the validity of the exercise of such rights.

     SECTION 9.5. LICENSE FOR USE OF SOFTWARE AND OTHER INTELLECTUAL PROPERTY. Unless expressly prohibited by any licensor thereof, the Lender is hereby granted a license to use all computer software programs, data bases, processes, trademarks, tradenames (including the tradename "Cumberland" and "Gulf") and materials used by the Borrower in connection with its businesses or in connection with the Collateral. The Lender agrees not to use any such license prior to the occurrence of an Event of Default.

     SECTION 9.6. NO MARSHALLING; DEFICIENCIES; REMEDIES CUMULATIVE. The net cash proceeds resulting from the Lender's exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral (after deducting all of the Lender's expenses related thereto) shall be applied by the Lender in accordance with Section 9.3, whether due or to become due. The Borrower shall remain liable to the Lender for any deficiencies and the Lender in turn agrees to remit to the Borrower or its successor or assign, any surplus resulting therefrom. The foregoing remedies are cumulative, may be exercised in such order and with respect to such Collateral as the Lender may deem desirable and are not intended to be exhaustive and the full or partial exercise of any of them shall not preclude the full or partial exercise of any other available remedy under this Agreement, under any other Loan Document, at equity or at law.

     SECTION 9.7. WAIVERS. Except as may be otherwise specifically provided herein or in any other Loan Document, the Borrower hereby waives any right, to the extent applicable law permits, to receive prior notice of or a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Lender to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of the Lender's rights hereunder and also waives, to the extent permitted by law, any bonds, security or sureties required by any statute, rule or any other law as an incident to any taking of possession by the Lender of any Collateral. The Borrower also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Lender's rights under this Agreement or any other Loan Document including the taking of possession of any Collateral or the giving of notice to any account debtor or the collection of any Receivable, all to the extent that such waiver is permitted by law. The Borrower also consents that the Lender may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties and the Borrower acknowledges that it has been represented by counsel of its own choice and has consulted such counsel with respect to its rights hereunder.

     SECTION 9.8. FURTHER RIGHTS OF THE LENDER.

     (a) FURTHER ASSURANCES. The Borrower shall do all things and shall deliver all instruments reasonably requested by the Lender to protect or perfect any Lien given hereunder including, without limitation, financing statements under the Uniform Commercial Code.

     (b) INSURANCE; ETC. In the event that the Borrower shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings, or in the event that any Lien prohibited hereby shall not be paid in full or discharged, or in the event that the Borrower shall fail to perform or comply with any other covenant, promise or obligation to the Lender hereunder or under any other Loan Document, the Lender may upon ten days' prior written notice (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of the Borrower, and all amounts so paid by the Lender shall be treated as an Advance hereunder to the Borrower and shall constitute Obligations.


                                 ARTICLE X.

                       ASSIGNMENTS AND PARTICIPATIONS
                       ------------------------------

     SECTION 10.1. ASSIGNMENTS. Neither the Borrower nor the Lender may assign this Agreement or any right or obligation hereunder without the prior written consent of the other party, PROVIDED that the Lender may assign this Agreement or any right or obligation hereunder (including, without limitation, all or a portion of the Loans and the Notes) without the prior consent of the Borrower in connection with the sale of all or substantially all of the Lender's finance business to one or more Persons.

     SECTION 10.2. PARTICIPATIONS. The Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans and the Notes); PROVIDED, HOWEVER, that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, (iii) the Lender shall remain the holder of the Notes for all purposes of this Agreement and (iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral. No participant shall be a Lender for any purpose hereunder by reason of such participant's participation.

     SECTION 10.3. DISCLOSURE. The Lender may, in connection with any permitted assignment or participation or proposed assignment or participation pursuant to this Article X, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower if such assignee or participant or proposed assignee or participant shall have agreed in writing to keep such information confidential.

     SECTION 10.4. SECURITY INTEREST TO FEDERAL RESERVE BANK. Notwithstanding any other provision set forth in this Agreement, the Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans and the Notes) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.


                                 ARTICLE XI.

                             GENERAL PROVISIONS
                             ------------------

     SECTION 11.1. GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

     SECTION 11.2. SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN THE BORROWER AND THE LENDER, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE LENDER SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN ANY LOCATION REASONABLY SELECTED BY THE LENDER IN GOOD FAITH TO ENABLE THE LENDER TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDER. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE LENDER. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE LENDER HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

     SECTION 11.3. SERVICE OF PROCESS. THE BORROWER HEREBY IRREVOCABLY DESIGNATES GOODWIN, PROCTER & HOAR, 101 FEDERAL STREET, BOSTON, MASSACHUSETTS 02110, ATTN: ALLAN VAN GESTEL, ESQ. AS THE DESIGNEE AND AGENT OF THE BORROWER TO RECEIVE, FOR AND ON BEHALF OF THE BORROWER, SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT AT ITS ADDRESS WILL BE PROMPTLY FORWARDED BY MAIL TO THE BORROWER, BUT THE FAILURE OF THE BORROWER TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     SECTION 11.4. JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY.

     SECTION 11.5. LIMITATION OF LIABILITY. THE LENDER SHALL HAVE NO LIABILITY TO THE BORROWER (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) FOR LOSSES SUFFERED BY THE BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE LENDER THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER. THE BORROWER HEREBY WAIVES ALL FUTURE CLAIMS AGAINST THE LENDER FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES UNLESS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER.

     SECTION 11.6. DELAYS; PARTIAL EXERCISE OF REMEDIES. No delay or omission of the Lender to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by the Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

     SECTION 11.7. NOTICES. Except as otherwise provided herein, all notices and correspondences hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, or by telecopier followed by a hard copy sent by regular mail, if to the Lender, then to Transamerica Business Credit Corporation, 555 Theodore Fremd Avenue, Suite C-301, Rye, New York 10580, Telecopy: (914) 921-0110, Attn.: Mr. Steven R. Fischer, Senior Vice President, with a copy to Luskin & Stern, 330 Madison Avenue, New York, New York 10017, Telecopy: (212) 293-2705, Attn: Nathan M. Eisler, Esq., and if to the Borrower, then to Cumberland Farms, Inc., 777 Dedham Street, Canton, Massachusetts 02021,
Telecopy: (617) 821-5723, Attn: Ms. Lily H. Bentas, President, with a copy to Cumberland Farms, Inc., 777 Dedham Street, Canton, Massachusetts 02021,
Telecopy: (617) 821-5723, Attn: General Counsel. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (iii) if sent by telecopier transmission, when receipt of such transmission is acknowledged.

     SECTION 11.8. INDEMNIFICATION; REIMBURSEMENT OF EXPENSES OF COLLECTION.

     (a) The Borrower hereby indemnifies and agrees, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, to defend and hold harmless (on an after-tax basis) the Lender, its successors and assigns and their respective directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an "INDEMNIFIED PARTY") from and against any and all losses, claims, damages, (other than consequential damages and loss of anticipated profits or earnings) liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing), settlement payments, costs or expenses (including, without limitation, fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, "CLAIMS" (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party's gross negligence or willful misconduct) arising out of or by reason of
(i) any litigation, investigation, claim or proceeding which arises out of or is related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by the Borrower of the proceeds of the Revolving Credit Loans or the Real Estate Term Loans or
(C) the Lender's entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) any remedial or other action taken by the Borrower in connection with compliance by the Borrower, or any of its properties, with any federal, state or local Environmental Laws and (iii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder or director of the Borrower or any actual or purported violation of the Borrower's charter, by-laws or any other agreement or instrument to which the Borrower is a party or by which any of its properties is bound. None of the Lender or any other Indemnified Party shall be responsible to the Borrower or any successor, assign or third-party beneficiary of the Borrower for indirect, punitive, exemplary or consequential damages that may be alleged as a result of the execution and delivery of this Agreement, any other Loan Document or the transactions contemplated hereby or thereby. In addition, the Borrower shall, upon demand, pay to the Lender all costs and expenses incurred by the Lender (including the reasonable fees and disbursements of counsel and other professionals) in connection with the preparation, execution, delivery, administration (other than ordinary expenses of the Lender in administering the Loans), modification and amendment of the Loan Documents, and pay to the Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Lender in (A) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) collecting the Obligations or otherwise administering this Agreement and (C) foreclosing or otherwise realizing upon the Collateral or any part thereof. If and to the extent that the Obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of the Obligations which is permissible under applicable law.

     (b) The Lender shall be entitled to establish, in its sole and absolute discretion, a reserve out of amounts available for borrowing under Section 2.1, in the amount of any Claims in connection with a Claim arising under Section 11.8(a)(iii) incurred by or asserted against an Indemnified Party, whether matured or unmatured, contingent or liquidated, other than for threatened Claims for which such Indemnified Party has not incurred any out-of-pocket expenses.

     (c) The Borrower shall be entitled to, and if requested by any Indemnified Party shall, assume and defend any action, claim, proceeding, suit, violation or any other matter for which indemnification is sought under Section 11.8(a), with counsel of its choice at its sole cost and expense, PROVIDED that (i) such counsel shall be satisfactory to each affected Indemnified Party and (ii) such affected Indemnified Party shall be entitled to employ separate counsel and to participate in the defense of any action, claim, proceeding, suit, violation or other matter at the sole cost and expense of the Borrower and, PROVIDED, FURTHER, that the Borrower shall not assume or defend any such action, claim, proceeding, suit, violation or other matter, and shall discontinue any assumption or defense of such action, claim, proceeding, suit, violation or other matter, if requested by any Indemnified Party in its sole discretion. Nothing contained in this Section 11.8(c) shall be deemed to require an Indemnified Party to contest any Claim or to assume responsibility for or control of any action, claim, proceeding, suit, violation or other matter with respect thereto.

     (d) The Borrower agrees that it shall not enter into any settlement or other compromise with respect to, or appeal any adverse determination of, any action, claim, proceeding, suit, violation or any other matter to which an Indemnified Party is a named party or which affects an Indemnified Party without the prior written consent of such Indemnified Party.

     (e) The Borrower's obligations under Sections 4.8, 4.9 and this Section
11.8 shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of the other Obligations.

     SECTION 11.9. AMENDMENTS AND WAIVERS. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and signed by the Borrower and the Lender and then any such amendment or waiver shall be effective only to the extent set forth therein.

     SECTION 11.10. COUNTERPARTS; TELECOPIED SIGNATURES. This Agreement and any waiver or amendment hereto may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents and any notices given in connection herewith or therewith may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original counterpart.

     SECTION 11.11. SEVERABILITY. In case any provision in or obligation under this Agreement or any Revolving Note, any Term Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     SECTION 11.12. MAXIMUM RATE. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the "Highest Lawful Rate"). If due to any circumstance whatsoever, fulfillment of any provisions of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance the Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lender for the use, forbearance, or detention of the Obligations and other indebtedness of the Borrower to the Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness, until payment in full thereof, so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements between the parties hereto.

     SECTION 11.13. ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement and the other Loan Documents constitute the entire agreement between the parties, supersede any prior written and verbal agreements between them, and shall bind and benefit the parties and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper and duly authorized officers as of the date first set forth above.



                                         CUMBERLAND FARMS, INC.



                                         By: /s/ Lily H Bentas
                                            -----------------------------------
                                            Name: Lily H Bentas
                                            Title: President


                                         TRANSAMERICA BUSINESS CREDIT
                                           CORPORATION



                                         By:
                                            -----------------------------------
                                            Name:
                                            Title:

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper and duly authorized officers as of the date first set forth above.



                                         CUMBERLAND FARMS, INC.



                                         By:
                                            -----------------------------------
                                            Name:
                                            Title:


                                         TRANSAMERICA BUSINESS CREDIT
                                           CORPORATION



                                         By: /s/ Steven Fischer
                                            -----------------------------------
                                            Name: Steven Fischer
                                            Title: Senior Vice President

                                    -88-